Exhibit 10.16

OFFICE LEASE

2580 ORCHARD PARKWAY, SAN JOSE, CA

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between CARR NP PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and UBIQUITI NETWORKS, INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibit A (Outline of Premises); Exhibit B (Work Letter); Exhibit B-1 (Approved Space Plan); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit G (Hazardous Materials Disclosure Certificate); and Exhibit H (SNDA).

BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:		December 8, 2011

2.	Premises.

	2.1	“Building”:	2580 Orchard Parkway, San Jose, California.

	2.2	“Premises”:	64,512 rentable square feet of space comprising the entirety of the interior of the Building, the outline and location of which is set forth in Exhibit A.

	2.3	“Property”:	The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements exclusively serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

	2.4	“Project”:	The Property or, at Landlord’s discretion, that certain project owned by Landlord containing the Property.

3.	Term.

	3.1	Term:	The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

	3.2	“Commencement Date”:	The later to occur of (i) April 1, 2012 (the “Target Commencement Date”), or (ii) the date on which the Premises are Ready for Occupancy (defined in Exhibit B).

	3.3	“Expiration Date”:	The last day of the sixty-third (63rd) full calendar month commencing on or after the Commencement Date.

4.	“Base Rent”:

Period During Term	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent

Commencement Date through day immediately preceding “Base Rent Adjustment Date” (as defined below)	$1.20	$60,000.00

Base Rent Adjustment Date through 24th full calendar months of Term	$1.30	$83,865.00

25th through 36th full calendar months of Term	$1.34	$86,446.08

37th through 48th full calendar months of Term	$1.38	$89,026.56

49th through 60th full calendar months of Term	$1.42	$91,607.04

61st full calendar month of Term through Expiration Date	$1.46	$94,187.52

As used above, the “Base Rent Adjustment Date” means the one (1) year anniversary of the Commencement Date. Prior to the Base Rent Adjustment Date, Base Rent payable by Tenant hereunder shall be calculated on the basis of 50,000 rentable square feet, rather than the 64,512 rentable square feet in the Premises; provided, however, that, notwithstanding the foregoing, Tenant shall be entitled to a rent credit equal to $60,000.00, which shall be applied, in equal installments of $360,000.00 each, against the first six (6) monthly installments of Base Rent payable by Tenant hereunder.

5.	Intentionally Omitted.

6.	“Tenant’s Share”:	100%

7.	“Permitted Use”:	R&D Use (defined below). As used herein, “R&D Use” means general office, laboratory, research and development, warehousing, sales and marketing, and related purposes, all consistent with a first-class office/R&D building.

8.	“Security Deposit”:	$121,737.78, as more particularly described in Section 2

	Prepaid Base Rent:	$60,000.00, as more particularly described in Section 3.

	Prepaid Additional Rent:	$26,314.56, as more particularly described in Section 3.

9.	Parking:	Two hundred fifty-eight (258) unreserved parking spaces, of which Tenant shall be entitled to designate five (5) spaces as visitor or guest parking, subject to applicable Laws, including any applicable transportation management program applicable to the Project. Such spaces shall be located at or near the entrance to the Building, and shall be designated by signs or other markings to be installed by Tenant, subject to Landlord’s reasonable approval. Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord shall have no responsibility to enforce any restrictions on the use of the reserved spaces by other tenants of the Project or their employees or visitors.

10.	Address of Tenant:	Before the Commencement Date:

91 East Tasman Drive San Jose, CA 95134

From and after the Commencement Date: the Premises.

11.	Address of Landlord:	Carr NP Properties, L.L.C.
2655 Campus Drive, Suite 100
San Mateo, CA 94403
Attn: Market Officer

with copies to:

Equity Office
2655 Campus Drive, Suite 100
San Mateo, CA 94403
Attn: Managing Counsel

and

Equity Office
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attn: Lease Administration

12.	Broker(s):	Jones Lang LaSalle (“Tenant’s Broker”), representing Tenant, and CB Richard Ellis (“Landlord’s Broker”), representing Landlord.

13.	[Intentionally Omitted.]

14.	[Intentionally Omitted.]

15.	“Tenant Improvements”:	Defined in Exhibit B, if any.

16.	[Intentionally Omitted.]

1. PREMISES AND COMMON AREAS

1.1 The Premises.

1.1.1 Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 2.2 of the Basic Lease Information; provided, however, that Landlord may from time to time re-measure the Premises in accordance with any generally accepted measurement standards selected by Landlord and adjust Tenant’s Share based on such re-measurement; provided further, however, that any such re-measurement shall not affect the amount of Base Rent payable for, or the amount of any tenant allowance applicable to, the initial Term. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within ten (10) days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

1.1.2 Except as specifically set forth in this Lease (including the Tenant Work Letter attached hereto as Exhibit B (“Work Letter”), Tenant agrees to accept the Premises in their condition and configuration existing on the date hereof (or in such other condition and configuration as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to provide or pay for any work or services related to the improvement of the Premises, and without any representation or warranty regarding the condition of the Premises or the Project or their suitability for the conduct of Tenant’s business; provided, however, that, on the Commencement Date, Landlord shall deliver possession of the Premises to Tenant in vacant, broom clean condition with the Base Building Systems and the roof of the Building in good condition and repair (which, for purposes of this Section 1.1.2, shall mean that the Base Building Systems are not malfunctioning, in violation of Laws or otherwise not operating properly, without regard to Tenant’s use of the Premises, and that the roof is watertight). By taking possession of the Premises, Tenant acknowledges that the Premises are then in the condition and configuration required hereunder; provided, however, that if, during the first two hundred seventy (270) days following the Commencement Date, Tenant notifies Landlord in writing (a “Tenant Repair Notice”) that the Base Building Systems, or any of them, or the roof of the Building, are not in good condition or repair, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the same in good condition and repair; provided further, however, that, subject to the provisions of Section 10.4 below, any damage to the Base Building Systems or the roof of the Building arising from (i) the misuse, misconduct, omissions and/or negligence of Tenant or any Tenant Parties (as defined in Section 10.1 below), or (ii) any Alterations (as defined in Section 7.2 below), including the installation of any Rooftop Equipment (as defined in Exhibit F attached hereto), shall be repaired by Landlord and Tenant shall pay Landlord the reasonable cost thereof, including a reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, within thirty (30) days after receipt of an invoice therefor. If Tenant does not give Landlord a Tenant Repair Notice within two hundred seventy (270) days following the Commencement Date, correction of any deficiency in the Base Building Systems or roof of the Building shall be the obligation of Landlord or Tenant, as the case may be, pursuant to Section 7 below. For purposes of this Lease, the “Base Building Systems” means the base building heating, ventilation and air conditioning units, the base building electrical panel and the base building plumbing and sewer lines stubbed out to the Premises on the Commencement Date and that serve the Premises generally (as distinguished from the portions of such systems that may be installed or modified by Tenant, and any systems, equipment or components, including the uninterrupted power supply system (UPS), that serve a particular portion of the Premises or Tenant’s particular use of the Premises, such as a computer server room, “clean room” or other R&D or laboratory space). Without limiting the foregoing, the Base Building Systems exclude (a) interior lighting (including switches, light bulbs and ballasts), (b) HVAC distribution components and systems (including VAV boxes, ducting, diffusers and distribution lines), (c) fire and life safety systems and equipment located in the Premises, (d) energy management control systems and equipment, (e) security systems, including card key systems, locks and doors, and (f) any interior controls or design features that are customarily installed as part of the leasehold improvements in the Premises.

1.1.3 Without limiting the provisions of Section 1.1.2, if, upon the Commencement Date, the Premises are not in compliance with the Americans with Disabilities Act of 1990 (“ADA”) or Title 24 of the California Administrative Code (collectively, as the same may be amended, the “ADA Codes”) (as such ADA Codes are applied and interpreted by the applicable governmental authorities as of the date of this Lease), then Landlord shall perform, as part of the Tenant Improvement Work, any work required to cause the Premises to comply with applicable ADA Codes; provided, however, that (a) Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with (i) the specific nature of Tenant’s business in the Premises (other than general office uses) or the particular manner in which Tenant proposes to conduct its business therein, (ii) the acts or omissions of Tenant, its agents, employees or contractors, or (iii) Tenant’s arrangement of any furniture, equipment or other property in the Premises; and (b) the issuance of a temporary or permanent certificate of occupancy or final sign off on the job card upon substantial completion (as defined in the Work Letter) of the Tenant Improvement Work shall be deemed conclusive evidence of the compliance of the Premises with ADA Codes. Tenant agrees that Landlord shall have the right to contest any alleged violation of ADA Codes in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable Laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable Laws. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.

1.2 Common Areas. Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), any portions of the Property that are designated from time to time by Landlord for such use (the “Common Areas”). As of the date hereof, the Common Areas include the access roads, driveways and parking areas that serve the Premises. Subject to the provisions of Section 24 below, Landlord may alter the size, configuration, design, layout or any other aspect of the Common Areas, and, in connection therewith, temporarily deny or restrict access to the Common Areas, in each case without abatement of Rent or liability to Tenant.

2. LEASE TERM.

2.1 Term. The Term shall commence and, unless ended sooner or extended as herein provided, shall expire on the Commencement Date and Expiration Date, respectively, specified in Section 3 of the Basic Lease Information. Without limiting the foregoing, if the Premises are not Ready for Occupancy on or before the Target Commencement Date for any reason, then (a) this Lease shall not be void or voidable by either party, and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, if the Premises are not Ready for Occupancy on or before June 1, 2012 (the “Premises Delivery Deadline”), then Tenant, as its sole remedy, shall have the right to cancel this Lease by giving written notice of such cancellation to Landlord at any time after the Premises Delivery Deadline and prior to the date that the Premises are Ready for Occupancy, in which case this Lease shall be cancelled effective thirty (30) days after Landlord’s receipt of Tenant’s cancellation notice, unless the Premises are Ready for Occupancy within said thirty (30) day period; provided, however, that the Premises Delivery Deadline shall be extended by the number of days that the substantial completion of the Tenant Improvement Work is delayed due to any Force Majeure (as defined in Section 25.2) or Tenant Delay (as defined in Section 4.2 of the Work Letter). In the event of such cancellation by Tenant, neither party shall have any obligations to the other under this Lease, except for obligations arising before such cancellation.

2.2 Early Occupancy. During the period commencing on the date on which this Lease is executed by both parties and ending on the Commencement Date (the “Early Occupancy Period”), Tenant shall be permitted to enter the Premises for the sole purpose of installing furniture, fixtures and equipment (including data and telephone lines and equipment) therein, provided that (a) Tenant’s early entry does not interfere with Landlord’s performance of Landlord’s Work; (b) prior to Tenant’s entry in the Premises, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord evidencing Tenant’s compliance with the requirements of Section 10.3 below, and a schedule, for Landlord’s approval, which schedule shall detail the timing and purpose of Tenant’s entry; and (c) Tenant’s work in the Premises prior to the Commencement Date shall comply with the requirements of Section 8 below. Tenant’s occupancy of the Premises during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Lease, including, without limitation, Tenant’s indemnity obligations set forth in Section 10.1 below, except that Landlord agrees that Tenant’s obligation to pay Base Rent and “Direct Expenses” (defined in Section 4.1 below) shall be waived. Tenant shall, however, pay the cost of all utilities and other services provided to the Premises prior to the Commencement Date that are required by reason of Tenant’s early occupancy.

2.3 Extension Option.

2.3.1 Option Term. Subject to the terms and conditions set forth below, Tenant shall have one (1) option to extend the Term (“Extension Option”) for an additional period of five (5) years (the “Option Term”). If Tenant properly exercises the Extension Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Option Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent payable by Tenant during the Option Term shall be as calculated in accordance with Section 2.3.3 and Section 2.3.4 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of the Option Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the Option Term.

2.3.2 Exercise. To exercise the Extension Option, Tenant must deliver an unconditional binding notice to Landlord (“Exercise Notice”) via certified mail, FedEx or hand delivery not sooner than twelve (12) months, nor later than nine (9) months, prior to the Expiration Date, the time of such exercise being of the essence. If Tenant fails to timely give its Exercise Notice, Tenant will be deemed to have waived such Extension Option.

2.3.3 Market Rate Calculation. The Base Rent payable by Tenant for the Premises during the Option Term shall be Market Rate (as defined below) for the Premises, valued as of the commencement of the Option Term, determined in the manner hereinafter provided. As used herein, the term “Market Rate” shall mean the annual amount of Base Rent at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity space under then prevailing ordinary rental market practices (e.g., not pursuant to extraordinary rental, promotional deals or other concessions to tenants which deviate from what is the then prevailing ordinary practice), at arm’s length, that is comparable to the Premises within the Project or other comparable first class office/R&D projects in the submarket in which the Project is located (the “Comparison Projects”), based upon binding lease transactions for tenants in the Comparison Projects that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Option Term (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (a) the length of the Option Term compared to the lease term of the Comparison Leases; (b) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, escalation provisions, all other payments and escalations; (c) the size of the Premises compared to the size of the premises of the Comparison Leases; (d) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (e) the age and quality of construction of the buildings (including compliance with applicable codes); and (f) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant. No consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Term, or the fact that landlords are or are not paying real estate brokerage commissions in the Comparison Leases, or (ii) any period of rental abatement, if any, granted to tenants in Comparison Leases in connection with the design, permitting and construction of tenant improvements.

2.3.4 Base Rent Determination. The Base Rent payable by Tenant for the Premises during the Option Term shall be determined as follows:

(a) If Tenant provides Landlord with its unconditional binding notice of exercise pursuant to Section 2.3.2 above, then, prior to the commencement of the Option Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate (“Landlord’s Initial Proposal”). Within twenty-one (21) days after receipt of Landlord’s Initial Proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord’s Initial Proposal or (2) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Sections 2.3.4(b) through 2.3.4(d) below. If Tenant does not give Landlord a timely notice in response to Landlord’s Initial Proposal, Landlord’s Initial Proposal shall be binding upon Tenant.

(b) If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s Initial Proposal), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the Option Term. If Landlord and Tenant are unable to agree on the Market Rate within such 30-day negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis) (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than Landlord’s Initial Proposal. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Sections 2.3.4(c) and 2.3.4(d) below.

(c) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent real estate broker with at least five (5) years of experience in leasing commercial office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(d) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

(e) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 2.3, Tenant’s monthly payments of Base Rent shall be in an amount equal to Landlord’s determination of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.

2.3.5 Rights Personal to Tenant. Tenant’s right to exercise the Extension Option is personal to, and may be exercised only by, Ubiquiti Networks, Inc., a Delaware corporation (the “Original Tenant”), or any assignee of this Lease permitted without Landlord’s consent pursuant to Section 14.8 below (a “Permitted Assignee”), and only if the Original Tenant or any Permitted Assignee continues to occupy the entire Premises at the time of such exercise. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Option granted herein. In addition, if Tenant is in Default at the time it exercises the Extension Option or at any time thereafter until the commencement of the Option Term or if Tenant has been in Default at any time prior to its exercise of the Extension Option, Landlord shall have, in addition to all of its other rights and remedies under this Lease, the right (but not the obligation) to terminate the Extension Option and to unilaterally revoke Tenant’s exercise of the Extension Option, in which case this Lease shall expire on the Expiration Date, unless earlier terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

3. RENT.

3.1 Payment of Rent. Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, at the place Landlord may designate from time to time. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of “Direct Expenses” (defined in Section 4.1) (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder and the installment of Direct Expenses for the first full calendar month for which such Additional Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to 5% of the overdue amount (provided, however, that such late charge shall not apply to the first such late installment of Rent in any calendar year unless such installment is not received within five (5) business days after notice from Landlord); and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 12% per annum or the highest rate permitted by Law (defined in Section 5). Tenant’s covenant to pay Rent is independent of every other covenant herein.

3.2 Additional Rent Upon Default by Tenant. Landlord and Tenant acknowledge that to induce Tenant to enter into this Lease, and in consideration of Tenant’s agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term, Landlord has incurred (or will incur) significant costs, including, without limitation, the following: (i) expenditures incurred in connection with the performance of Landlord’s Work, (ii) payment of the Allowance (as described in the Work Letter), (iii) commissions to Landlord’s and/or Tenant’s real estate broker, and/or (iv) attorneys’ fees and related costs incurred and/or paid by Landlord in connection with the negotiation and preparation of this Lease (collectively, the “Inducements”). Landlord and Tenant further acknowledge that Landlord would not have granted the Inducements to Tenant but for Tenant’s agreement to perform all of the terms, covenants, conditions and agreements to be performed by it under this Lease for the entire Term, and that Landlord’s agreement to incur such expenditures and grant such concessions is, and shall remain, conditioned upon Tenant’s faithful performance of all of the terms, covenants, conditions and agreements to be performed by Tenant under this Lease for the entire Term. Accordingly, if a Default by Tenant shall occur hereunder, Landlord shall be relieved of any unfulfilled obligation to grant Inducements hereunder, or to incur further expenses in connection therewith, and Tenant shall pay, as liquidated damages for Landlord’s granting the Inducements and not as a penalty, within ten (10) days after the occurrence of the Default, as Additional Rent, the amount of those Inducements incurred or granted prior to the date of the default (the “Pre-Default Inducements”). Landlord may or, at Tenant’s request, shall, after the occurrence of a Default, forward a statement to Tenant setting forth the amount of the Pre-Default Inducements, but the failure to deliver such a statement shall not be or be deemed to be a waiver of the right to collect the Pre-Default Inducements or to extend the date upon which such amount shall be due and payable. Notwithstanding the foregoing, Landlord shall not be entitled to recover Pre-Default Inducements if, and to the extent that, Tenant proves that such recovery would be duplicative of amounts that Landlord is otherwise entitled to recover pursuant to California Civil Code Sections 1951.2 or 1951.4, as applicable.

4. EXPENSES AND TAXES

4.1 Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of the following (collectively, the “Direct Expenses”): (a) Tenant’s Share of Expenses for such Expense Year, plus (b) Tenant’s Share of Taxes for such Expense Year, plus (c) a management fee (the “Management Fee”) equal to three percent (3%) of the Base Rent payable by Tenant for the applicable Expense Year. Tenant’s Share of Expenses and Tenant’s Share of Taxes for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2 Definitions. As used herein, the following terms have the following meanings:

4.2.1 “Expense Year” means each calendar year in which any portion of the Term occurs, the parties acknowledging that Tenant’s payment of Direct Expenses shall begin on the Commencement Date, notwithstanding the later commencement of the payment of Base Rent hereunder.

4.2.2 “Expenses” means all expenses, costs and amounts that Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Expenses shall include (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the reasonable cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and, subject to the provisions of the following paragraph, commercially reasonable deductibles; (iv) the cost of landscaping and relamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) reasonable fees and other costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment-rental agreements; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to effect economies in the operation or maintenance of the Property or reduce current or future Expenses (“Cost Saving Expenditure”), (B) enhance the safety or security of the Property or its occupants, (C) replacements or modifications of the nonstructural portions of the Base Building (defined in Section 7) or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (D) required under any Law, excluding any such capital improvements or other items made to remedy a noncompliance with any Laws in effect as of the date of this Lease (based on the current interpretation of such Laws by applicable governmental authorities as of the date of this Lease); and (xiii) payments under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding the foregoing, Expenses shall not include: (a) capital expenditures not described in clauses (xi) or (xii) above (in addition, any capital expenditure shall be amortized (including actual or imputed interest on the amortized cost) over a period of time that is the lesser of (1) the useful life of such item in accordance with customary and generally accepted real estate management and accounting principles (“GAAP”), as reasonably determined by Landlord, or (2) in the case of a Cost Saving Expenditure, the period of time that Landlord reasonably estimates will be required for any cost savings resulting from such capital item to equal the cost of such item); (b) depreciation; (c) principal and interest payments of mortgage or other non-operating debts of Landlord; (d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds; (e) costs of leasing space in the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (f) costs of selling, financing or refinancing the Building; (g) fines, penalties or interest resulting from late payment of Taxes or Expenses; (h) organizational expenses of creating or operating the entity that constitutes Landlord; (i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases; (j) costs of any renovation or redecorating of any portion of the Project not made available for Tenant’s use; (k) any fine, cost or expense (including reasonable legal expenses and consultants’ fees) paid by Landlord in connection with the investigation or monitoring of Hazardous Materials, in connection with any “Remedial Work” (as defined in Section 28.1.6 below), or otherwise incurred by Landlord with respect to Hazardous Materials; provided, however, that the foregoing shall not modify the rights and obligations of the parties under Section 28 of this Lease; (l) reserves; (m) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project, unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; (n) fines or penalties resulting from any violations of Law, or the negligence or willful misconduct of Landlord or its employees, agents or contractors; (o) attorney’s fees and other expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Project; (p) costs of maintaining, repairing or replacing the foundation and other structural elements of the Building (including structural elements of the roof), except (1) to the extent the same constitute Expenses pursuant to clause (xii) above or (2) to the extent permitted pursuant to this Section 4.2.2 in connection with a Casualty (as defined in Section 11 below) or a Taking (as defined in Section 13 below); or (q) earthquake insurance deductibles in excess of the monthly installment of Base Rent payable by Tenant for the applicable Expense Year (the “Annual Limit”); provided, however, that if, for any occurrence, the earthquake insurance deductible exceeds the Annual Limit, then, after such deductible is included (up to the Annual Limit) in Expenses for the applicable Expense Year, such excess may be included (up to the Annual Limit) in Expenses for the immediately succeeding Expense Year, and any portion of such excess that is not so included in Expenses for such immediately succeeding Expense Year may be included (up to the Annual Limit) in Expenses for the next succeeding Expense Year, and so on with respect to each subsequent Expense Year; provided further, however, that in no event shall the portions of such deductible that are included in Expenses for any one or more Expense Years exceed, in the aggregate, Three Hundred Thousand Dollars ($300,000.00).

If, during any portion of any Expense Year, the Building is not 100% leased (or any tenant of the Building is entitled to free rent, rent abatement or the like), the management fee for such Expense Year shall be determined as if the Building had been 100% leased (and no tenant of the Building had been entitled to free rent, rent abatement or the like) during such portion of such Expense Year.

4.2.3 “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property to the extent used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) any assessment, tax, fee, levy or charge allocable or measured by the area of the Premises or by the Rent payable hereunder, including any business, gross income, gross receipts, sales or excise tax with respect to the receipt of such Rent. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, transfer taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), (ii) any Expenses, (iii) any items required to be paid by Tenant under Section 4.5, (iv) any taxes or assessments in excess of the amount which would be payable if such taxes or assessments were paid in installments over the longest permitted term, and (v) documentary transfer, stamp or recording taxes (as distinct from real property taxes) attributable to Landlord’s transfer of ownership of the Project or any interest of Landlord therein. During the Term, if Landlord, in its good faith business judgment, deems the Taxes levied against the Building for any tax fiscal year to be excessive, then Landlord shall exercise reasonable efforts to seek Proposition 8 property tax relief for such fiscal year.

4.3 Allocation. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property. In addition, if the Project contains more than one building, then, for purposes of calculating Tenant’s payments pursuant to Section 4.4 below, Expenses shall mean (a) all Expenses equitably allocable to the Building (e.g., repairs to the roof of the Building), plus (b) a proportionate share of all Expenses that relate to the Building together with other buildings in the Project (or to the Project in general) (e.g., landscaping) (such proportionate share to be based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project to which such Expenses relate).

4.4 Calculation and Payment of Expenses and Taxes.

4.4.1 Statement of Actual Expenses and Taxes; Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant, within one hundred twenty (120) days after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses and Taxes for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Direct Expenses for such Expense Year (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4. Notwithstanding the foregoing, Tenant shall not be required to pay any deficiency in Expenses for the Expense Year in which the Lease Expiration Date (or any earlier termination of this Lease) occurs if Landlord fails to deliver the Statement for such Expense Year within twenty-four (24) months after the end of such Expense Year.

4.4.2 Statement of Estimated Expenses and Taxes. Landlord shall endeavor to give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimate of the Direct Expenses (the “Estimated Direct Expenses”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent (but no earlier than thirty (30) days after Tenant’s receipt of such Estimate Statement), an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of the Estimated Direct Expenses (as such amount is set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of the Estimated Direct Expenses, as such amount is set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3 Retroactive Adjustment of Taxes. Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Taxes, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5 Charges for Which Tenant Is Directly Responsible. Tenant shall pay, 10 days before delinquency, any taxes levied against Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If any such taxes are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property of Tenant), Landlord may pay such taxes (or such increased assessment) regardless of their (or its) validity, in which event Tenant, upon demand, shall repay to Landlord the amount so paid. Notwithstanding any contrary provision hereof, Tenant shall pay, 10 days before delinquency, (i) any rent tax, sales tax, service tax, transfer tax or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this transaction or this Lease; and (ii) any taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property.

4.6 Books and Records. Within 90 days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expenses and/or Taxes for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 60 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination.

5. USE; COMPLIANCE WITH LAWS.

5.1 Tenant’s Obligations. Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, damages the reputation of the Project, interferes with, injures or annoys other occupants of the Building, or constitutes a nuisance. Except as provided in Exhibit B, Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, or (iii) the Tenant Systems (defined in Section 7.1.1). If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area, the Building structure, or any Building system other than a Tenant System becomes required under Law (or any such requirement is enforced) as a result of any Tenant-Insured Improvement (defined in Section 10.2.2), the installation of any trade fixture, or any particular use (as distinguished from general R&D Use) of the Premises, Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 5% of the cost of such change. As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties.

5.2 Landlord’s Obligations. Landlord, at its expense (subject to Section 4), shall cause the Base Building and the Common Areas to comply with all Laws (including the Americans with Disabilities Act (“ADA”)) to the extent that (a) such compliance is necessary for Tenant to use the Premises for R&D Use in a normal and customary manner and for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to cause such compliance would impose liability upon Tenant under Law; provided, however, that Landlord shall not be required to cause such compliance to the extent non-compliance (i) is triggered by any matter that is Tenant’s responsibility under Section 5.1 or 7.3 or any other provision hereof, or (ii) arises under any provision of the ADA other than Title III thereof. Notwithstanding the foregoing, Landlord may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that, after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment.

6. SERVICES.

6.1 Utility Services. Tenant shall pay directly to the providers thereof, before delinquency, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant in or about the Premises (collectively, “Utility Services”), including (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued or interrupted service. Notwithstanding the foregoing, if any Utility Service is not separately provided to the Premises, then the cost of such Utility Service shall be included in Expenses. Tenant’s electrical usage shall not exceed the capacity of the feeders to the Premises or the risers or wiring installation. Without limiting its obligations, Tenant, at its expense, shall provide all trash disposal, janitorial service and customary cleaning (other than exterior window washing) on a regular basis, and all necessary interior pest control service, so that the Premises is kept neat, broom-clean and pest-free in a first-class manner. Landlord shall provide such janitorial (including exterior window-washing), pest-control and landscaping services for the exterior of the Building and any Common Areas, and such lighting for the Parking Areas (defined in Section 24), as Landlord reasonably determines is appropriate.

6.2 Service Interruption. Any interruption or cessation of Utility Services resulting from any cause, including any entry for repairs or any renovation, redecoration or rehabilitation of any area of the Project (each, a “Service Interruption”), shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than five (5) consecutive business days after notice from Tenant to Landlord by a Service Interruption that Landlord can correct through reasonable efforts, then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such 5-business-day period and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible. Nothing contained in this Section 6.2 shall limit the parties’ rights and obligations under Section 11 hereof, in the event of a Casualty affecting the Premises.

7. REPAIRS AND ALTERATIONS.

7.1 Repairs.

7.1.1 Tenant’s Obligations. Subject to Section 11, Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep the Premises in good condition and repair, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder, and taking into consideration the age and functionality of the Leasehold Improvements and Tenant Systems upon the Commencement Date. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including any Tenant Improvements, any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease, but excluding the Base Building (the “Leasehold Improvements”); (b) all Tenant Systems; and (c) all Lines (defined in Section 23). As used herein, “Tenant Systems” means all of the following, to the extent the same exclusively serve the Premises and are located in (or on the roof of) the Building or on the Equipment Pad (defined in Section 29): all heating, ventilation, air-conditioning, plumbing, sewer, drainage, electrical, fire/life-safety, elevator, escalator, security and other systems and equipment, including all electrical facilities, equipment and appliances, including lighting fixtures, lamps, fans, exhaust equipment or systems, electrical motors, and backup generators, whenever and by whomever installed or paid for. Without limiting the foregoing, Tenant, at its expense, with respect to any Tenant System that is a heating, ventilation and air-conditioning system or a portion thereof (each, a “Tenant HVAC Unit”), shall (a) keep such Tenant HVAC Unit in as good working order and condition as exists upon its installation (or, if later, on the date Tenant takes possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (b) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of such Tenant HVAC Unit (which contract shall require the contractor, at least once every three (3) months, to (i) inspect such Tenant HVAC Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement, all in accordance with the manufacturer’s recommendations, and (ii) replace filters, oil and lubricate machinery, replace parts, adjust drive belts, change oil and perform other preventive maintenance, including annual maintenance of duct work and interior unit drains, and annual caulking of sheet metal and re-caulking of jacks and vents); (c) follow all reasonable recommendation of such contractor; and (d) promptly provide to Landlord a copy of such contract and each report issued thereunder. Tenant shall have the benefit of any warranties available to Landlord regarding the Tenant Systems to the extent such warranties cover maintenance and repairs for which Tenant is responsible hereunder. If access to the roof of the Building is required in order to perform any of Tenant’s obligations under this Section 7.1.1, such access shall be subject to such reasonable rules and procedures as Landlord may impose, and Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenant or licensee. Notwithstanding the foregoing, Landlord, at its option, may perform on Tenant’s behalf any of Tenant’s obligations under this Section 7.1.1, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus a coordination fee equal to 5% of such cost.

7.1.2 Landlord’s Obligations. Subject to Section 7.1.3, Landlord shall perform all maintenance and repairs (including replacements) to, and keep in good condition and repair, (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, and (iii) the Common Areas. As used herein, “Base Building” means the structural portions of the Building, together with any systems that serve the Premises but are not Tenant Systems.

7.1.3 No Release of Liability. Nothing in this Section 7.1 shall be deemed to release any Landlord Party (defined in Section 10.1) or Tenant Party (defined in Section 10.1) from liability for any negligence, willful misconduct or breach of this Lease.

7.2 Alterations. Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facilities or other systems serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 30 days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any Alteration that is decorative only (e.g., carpet installation or painting) and not visible from outside the Premises, provided that Landlord receives 10 business days’ prior notice. For any Alteration for which Landlord’s consent is required, (a) Tenant, before commencing work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance satisfactory to Landlord; (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 5% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3 Tenant Work. Before commencing any repair or Alteration for which Landlord’s consent is required (“Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project.

8. LANDLORD’S PROPERTY. All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, except as otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove any Alterations, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to, at Landlord’s election, either (a) its condition existing before the installation of such Alterations or (b) a “Standard Office/R&D Configuration”, which, for purposes of this Lease, means a drop ceiling open-office environment with materials and finishes consistent, as reasonably determined by Landlord, with the general office improvements located in the remainder of the Building or, if there are no general office improvements located in the remainder of the Building, then such materials and finishes must be consistent with the general office improvements located in other buildings in the Project. If Tenant’s request for Landlord’s approval of any proposed Alterations contains a request that Landlord identify any portion of such Alterations that Landlord will require Tenant to remove as provided above, then Landlord will, at the time it approves such Alterations, identify such portion of the Alterations, if any, that Landlord will require Tenant to so remove. If Tenant fails to timely perform any work required under the foregoing provisions of this Section, Landlord may perform such work at Tenant’s expense. Notwithstanding the foregoing, (a) Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property, (b) at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal, and (c) Landlord shall have no lien or other interest in any item of Tenant’s Property.

9. LIENS. Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10. INDEMNIFICATION; INSURANCE

10.1.1 Tenant’s Indemnification. Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for the following, including if caused by any active or passive act, omission or neglect of any Landlord Party or by any act or omission for which liability without fault or strict liability may be imposed: (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by the negligence or willful misconduct of any Landlord Party and not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder or to the extent such limitation on liability is prohibited by law, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause in, on or about the Premises, (b) occupancy of the Premises by, or any negligence or willful misconduct of, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees (including Tenant, the “Tenant Parties”), or (c) any breach by Tenant of any representation, covenant or other term contained herein, except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party. The foregoing indemnification shall apply regardless of any active or passive negligence of the Landlord Parties and regardless of whether liability without fault or strict liability may be imposed upon the Landlord Parties; provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable (i) to the extent such Claims arise from the negligence or willful misconduct of such Landlord Party and are not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder or (ii) to the extent such obligations are prohibited by applicable Laws.

10.1.2 Landlord’s Indemnification. Landlord shall defend, indemnify and hold harmless Tenant from and against all Claims incurred by Tenant to the extent caused by the negligence or willful misconduct of Landlord or other Landlord Party and not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder or otherwise covered by Tenant’s indemnity obligations set forth in Section 10.1.1 above.

10.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

10.2.1 Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate

Umbrella Liability Coverage	$5,000,000 each occurrence $5,000,000 annual aggregate

10.2.2 Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.2.3 Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3 Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII and shall be in form and content reasonably acceptable to Landlord. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement shall be binding on Tenant’s insurance company and shall name Landlord as a “cancellation notice recipient”. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 10.2 showing that the Additional Insured Parties are named as additional insureds and that Landlord is designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements.

10.4 Subrogation. Notwithstanding anything in this Lease to the contrary, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance, without regard to the negligence of the entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5 Additional Insurance Obligations. Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

10.6 Landlord’s Insurance. Subject to reimbursement as an Expense in accordance with the provisions of Section 4 hereof, Landlord shall procure and maintain in effect throughout the Term commercial general liability insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to, and in the vicinity of, the Project. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Premises, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Premises and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated. Without limiting the foregoing, Landlord shall procure and maintain in effect throughout the Term Property Insurance (special cause of loss form) for the full replacement cost value of the Building (subject to reasonable deductible amounts) as reasonably estimated by Landlord.

11. CASUALTY DAMAGE. With reasonable promptness after discovering any damage to the Premises (other than trade fixtures), or to the Common Areas necessary for access to the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 270 days after the Casualty (or, if the damage occurs during the last 12 months of the Term, within 60 days after the Casualty), either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate. Within 90 days after discovering any damage to the Property resulting from any Casualty, Landlord may terminate this Lease by notifying Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; or (ii) any damage to Landlord’s property is not fully covered by Landlord’s insurance policies (excluding commercially reasonable deductible amounts). If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises (other than trade fixtures) and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to the Premises. Notwithstanding Section 10.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements, and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises or any Common Area necessary for Tenant’s access to the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises. If Landlord does not substantially complete the Landlord Repairs on or before the Outside Restoration Date (defined below), then, provided that the casualty was not caused by the negligence or intentional misconduct of Tenant or any Tenant Party, Tenant may terminate this Lease by notifying Landlord within ten (10) days after the Outside Restoration Date. As used herein, “Outside Restoration Date” means the date occurring sixty (60) days after the later of (a) the expiration of the time set forth in the Completion Estimate, or (b) the date occurring two hundred seventy (270) days after the Casualty; provided, however, that the Outside Restoration Date shall be extended to the extent any unreasonable delay in the substantial completion of the Landlord Repairs is caused by Tenant or any Tenant Party. Notwithstanding the foregoing, if Landlord determines in good faith that it will be unable to substantially complete the Landlord Repairs on or before the Outside Restoration Date, Landlord may cease its performance of the Landlord Repairs and notify Tenant (the “Restoration Date Extension Notice”) of such inability, which Restoration Date Extension Notice shall set forth the date on which Landlord reasonably believes such substantial completion will occur. Upon receiving the Restoration Date Extension Notice, Tenant may terminate this Lease by notifying Landlord within ten (10) days after receiving the Restoration Date Extension Notice. If Tenant does not terminate this Lease within such ten (10) day period, the Outside Restoration Date automatically shall be amended to be the date set forth in the Restoration Date Extension Notice.

12. NONWAIVER. No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13. CONDEMNATION. If any part of the Premises or Property is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 10% of the rentable square footage of the Premises is Taken, or access to or parking for the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days, Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert any claim for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking of Tenant’s personal property or any fixtures that Tenant is entitled to remove upon the expiration hereof, and for moving expenses and relocation costs, so long as such claim is payable separately to Tenant. If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible by, such Taking.

14. ASSIGNMENT AND SUBLETTING.

14.1 Transfers. Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, cause any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 30 days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default (defined in Section 19). Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2 Landlord’s Consent. Subject to Section 14.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold consent to a proposed Transfer if:

14.2.1 The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3 The proposed transferee is a governmental entity or a nonprofit organization; or

14.2.4 In the case of a proposed sublease, license or other occupancy agreement, the rent or occupancy fee charged by Tenant to the transferee during the term of such agreement, calculated using a present value analysis, is less than 85% of the rent being quoted by Landlord or its Affiliate (defined in Section 14.8) at the time of such Transfer for comparable space in the Project for a comparable term, calculated using a present value analysis; or

14.2.5 The proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, leases or occupies (or, at any time during the 6-month period ending on the date the Transfer Notice is received, has negotiated with Landlord to lease) space in the Project, unless Landlord does not then have space available for lease within the Project of the size required by the proposed transferee.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord unreasonably withholds its consent under this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements, but excluding any fair market value payment for personal property) paid by the assignee for such assignment, less any brokerage commissions (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and reasonable attorneys’ fees paid by Tenant in connection with the Transfer (“Recoverable Expenses”); (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space (less any Recoverable Expenses, as amortized on a monthly, straight-line basis over the term of such agreement, and less the fair market value of any personal property or services provided by Tenant); and (c) in the case of a Change of Control, any consideration (including payment for Leasehold Improvements) paid by the new controlling party(ies) to the prior controlling party(ies) on account of this Lease, less any Recoverable Expenses.

Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment or a Change of Control, within 10 days after Tenant or the prior controlling party(ies), as the case may be, receive(s) the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, with respect to each month of the term of such agreement, within five (5) business days after Tenant receives the rent and other consideration described above.

14.4 Landlord’s Right to Recapture. Notwithstanding any contrary provision hereof, except in the case of a Permitted Transfer (defined in Section 14.8), Landlord may, in the case of a proposed assignment, sublease or other Transfer where the Contemplated Transfer Space consists of more than fifty percent (50%) of the Premises and the Contemplated Transfer Term is longer than one-half of the then remaining Term of this Lease, by notifying Tenant within 30 days after receiving the Transfer Notice, terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 9 of the Basic Lease Information shall be deemed adjusted on the basis of the percentage of the rentable square footage of the Premises retained by Tenant. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5 Effect of Consent. If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder accruing after such assignment. No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder. Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

14.6 Change of Control. As used herein, “Change of Control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of 25% or more of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties that did not own a Controlling Interest immediately before such transaction(s). As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange).

14.7 Effect of Default. If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8 Permitted Transfers. Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1 and without any payments under Section 14.3, assign this Lease to (a) an Affiliate of Tenant, (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer, Tenant notifies Landlord of such Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least 10 business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder accruing after such transfer; (iii) in the case of an assignment pursuant to clause (b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than the Net Worth of Tenant immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 75% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (iv) the transferee is qualified to conduct business in the State of California; and (v) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

15. SURRENDER.

15.1 Required Repairs. Upon the expiration or earlier termination hereof, and subject to Sections 8, 11, 13 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in good condition and repair and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Without limiting the foregoing, Tenant, at its expense, before surrendering the Premises, shall have caused (a) all interior walls of the Premises to have been repaired if marked or damaged; (b) all carpets to have been shampooed and cleaned and all floors to have been cleaned and waxed; (c) all broken, marred or nonconforming acoustical ceiling tiles to have been replaced; and (d) the Building systems exclusively serving the Premises to have been audited, serviced and repaired by a reputable and licensed service firm reasonably acceptable to Landlord, and otherwise put in good order (including replacement of any burned-out or broken light bulbs or ballasts). If Tenant fails to timely perform any work required under this Section 15.1, Landlord may do so, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus a coordination fee equal to 5% of such cost.

15.2 Required Removal. Before the expiration or earlier termination hereof, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16. HOLDOVER. If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term. Nothing in this Section 16 shall limit Landlord’s rights or remedies or be deemed a consent to any holdover. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.

17. SUBORDINATION; ESTOPPEL CERTIFICATES. This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto, provided that Landlord shall use commercially reasonable efforts to obtain the agreement of any future Security Holder, in a commercially reasonable form, that such Security Holder not disturb Tenant’s possession and quiet enjoyment of the Premises under this Lease, so long as Tenant is not in Default hereunder. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy and that this Lease will continue as a direct lease between such party and Tenant so long as Tenant is not in Default hereunder. Within 10 days after request by Landlord, Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers. The “Additional Provisions” attached hereto as Exhibit F are incorporated herein by this reference and made a part hereof.

18. ENTRY BY LANDLORD. At all reasonable times and upon reasonable notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last 9 months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations. At any time and without notice to Tenant, Landlord may enter the Premises to perform required services. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Any entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary. Notwithstanding the foregoing or any other provision of this Lease, except in the event of an emergency, Landlord Parties must in all events, provided that Tenant makes its representatives available to Landlord, be escorted by such representatives in the Premises. Tenant acknowledges and agrees that, to the extent Tenant does not facilitate Landlord’s access to the Premises or certain portions thereof, Landlord shall be absolved from the obligation to perform any services under this Lease within such portion of the Premises.

19. DEFAULTS; REMEDIES.

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default”:

19.1.1 Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after notice from Landlord of such delinquency; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after notice from Landlord; provided that if such breach cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 90 days after Landlord’s notice; or

19.1.3 Any breach by Tenant of Sections 5, 14, 17 or 18 where such breach continues for more than three (3) business days after notice from Landlord; or

19.1.4 Tenant becomes in breach of Section 25.3 and such breach is not cured within five (5) business days after notice thereof from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2 Remedies Upon Default. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

19.2.1 Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including, to the extent allocable to the remainder of the Term, brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e) At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2 Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Efforts to Relet. Unless Landlord provides Tenant with express notice to the contrary, no repair, maintenance, change, alteration, addition, efforts toward reletting, appointment of a receiver or other action or omission by Landlord to maintain or preserve the Premises shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4 Landlord Default; Tenant’s Self-Help Right.

19.4.1 Landlord shall not be in default hereunder unless it fails to begin within 30 days after notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Landlord of its obligations hereunder. Except as expressly provided in this Lease or except in the case of constructive eviction (as evidenced by a final, unappealable judgment by a court of competent jurisdiction), in no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

19.4.2 If Landlord is in default of Landlord’s obligations set forth in Section 7.1.2 above, and such default materially and adversely impairs Tenant’s ability to use the Premises or any material portion thereof for the operation of its business pursuant to the terms of this Lease, or poses a material and imminent risk to the health or safety of persons, then Tenant may perform such obligations subject to the following terms and conditions:

(a) Tenant shall deliver to Landlord and any Security Holder of which Tenant has been given notice a written notice of Tenant’s intention to perform such obligations (“Self-Help Notice”), which Self-Help Notice shall indicate Tenant’s intention to exercise its self-help rights and to perform such obligations which are otherwise Landlord’s responsibility hereunder. If Landlord fails to commence to cure its failure to perform within five (5) business days after receipt of the Self-Help Notice, Tenant may take whatever action is reasonably necessary to perform such obligations;

(b) All work performed by Tenant or its agents in accordance with this Section 19.4.2 must be performed in accordance with Section 7 above (except that the prior approvals by Landlord set forth in Section 7 shall not be required, Tenant shall not be required to pay the coordination fee set forth in Section 7, nor shall Tenant have any restoration obligation under Section 8) at prevailing and competitive rates (taking into account the scope of the services, the financial strength, reputation and quality of Tenant’s selected contractor, the urgency of the situation and the requirement that harmonious labor relations be maintained within the Project) and so as to minimize interference with the rights of other occupants of the Project (if applicable); and

(c) Landlord shall reimburse Tenant for the reasonable costs of such performance incurred in accordance with the terms of this Section 19.4.2 within thirty (30) days after Tenant’s submission to Landlord of receipted invoices therefor (accompanied by reasonable supporting documentation).

20. LANDLORD EXCULPATION. Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to the lesser of the amount of (i) Landlord’s interest in the Property, or (ii) the equity interest Landlord would have in the Property if the Property were encumbered by third-party debt in an amount equal to 80% of the value of the Property (in either case, together with any rental, sales, insurance and condemnation proceeds thereof actually received by Landlord and not subject to any superior rights of third parties); (b) Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against any Landlord Party; (c) no Landlord Party (other than Landlord) shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage.

21. SECURITY DEPOSIT. Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof beyond applicable notice and cure periods, Landlord may, at its option, without notice to Tenant, apply all or part of the Security Deposit to pay any past-due Rent, cure any breach by Tenant, or compensate Landlord for any other loss or damage caused by such breach. If Landlord so applies any portion of the Security Deposit, Tenant, within three (3) days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 60 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) determination of the final Rent due from Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

22. [INTENTIONALLY OMITTED.]

23. COMMUNICATIONS AND COMPUTER LINES. All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein, “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease.

24. PARKING. Tenant may park in the Project’s parking areas (the “Parking Areas”), in common with other tenants of the Project, upon the following terms and conditions. Tenant shall not use more than the number of unreserved and/or reserved parking spaces set forth in Section 9 of the Basic Lease Information. Tenant shall pay Landlord any fees, taxes or other charges imposed by any governmental or quasi-governmental agency in connection with the Parking Areas, to the extent such amounts are allocated to Tenant by Landlord. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant shall comply with all reasonable rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Areas, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Areas. Tenant’s use of the Parking Areas shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Areas or otherwise in connection with any use of the Parking Areas by Tenant or its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Areas, and, in connection therewith, temporarily deny or restrict access to the Parking Areas, in each case without abatement of Rent or liability to Tenant; provided, however, that (a) nothing in this Lease shall permit Landlord to voluntarily reduce the number of parking spaces available at the Project below 3.5 parking spaces per 1,000 square feet of rentable area in the Project; and (b) Landlord shall use commercially reasonable efforts to minimize the impact on Tenant’s business operations. Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25. MISCELLANEOUS.

25.1 Notices. No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 10 or 11 of the Basic Lease Information, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service as described above.

25.2 Force Majeure. If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse any of Tenant’s obligations under Sections 3, 4, 5, 21 or 25.3 or any of Tenant’s obligations whose nonperformance would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project.

25.3 Representations and Covenants. Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant is, or at any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4 Tenant’s Access. Except as may be prevented by Casualty or Force Majeure, Tenant shall, subject to applicable Laws and the terms and conditions of this Lease, have access to the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

25.5 Tenant HVAC Units. Each Tenant HVAC Unit shall be deemed a Leasehold Improvement and, for purposes of Section 11, part of the Premises. If any portion of any Tenant HVAC Unit is located on the roof, Landlord may relocate such Tenant HVAC Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.

25.6 Attorneys’ Fees. In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

25.7 Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.8 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9 Waiver of Statutory Provisions. Each party waives California Civil Code §§ 1932(2) and 1933(4). Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure § 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.10 Interpretation. As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Law, rule, regulation, procedure or other requirement or prohibits Tenant from engaging in any particular conduct, this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other party claiming by, through or under Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that are comparable to the Building in size, age, class, quality and location. Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party. For purposes hereof, (a) a matter (such as the application or violation of a Law) shall be deemed to result from a particular use (as distinguished from general R&D Use) of the Premises if and only if such matter results from such use and a different R&D Use could be made of the Premises without resulting in such matter; and (b) a matter (such as compliance with a Law) shall be deemed to be required for a particular use (as distinguished from general R&D Use) of the Premises if and only if such matter is required for such use and a different R&D Use could be made of the Premises without requiring such matter.

25.11 Entire Agreement. This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.12 Other. Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the reasonable cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event Landlord shall be released from, Tenant shall look solely to the transferee for the performance of, and the transferee shall be deemed to have assumed, all of Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit) and Tenant shall attorn to the transferee. No rights to any view or to light or air over any property are granted to Tenant hereunder. The expiration or termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination.

26. RIGHTS RESERVED TO LANDLORD. Notwithstanding any contrary provision hereof, provided that the same does not unreasonably interfere with Tenant’s use of the Premises or the Parking Areas, Landlord may, without liability to Tenant, (a) make repairs or alterations to the Project, and in doing so transport any required material through the Premises, close entrances, doors, corridors, elevators and other facilities in the Project, open any ceiling in the Premises, and temporarily suspend services or use of Common Areas, all during normal business hours (provided, however, that, upon Tenant’s request, Landlord, to the extent reasonably practicable, shall perform such work after normal business hours if Tenant pays all resulting overtime and other incremental expense increases resulting therefrom); (b) install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Premises and/or Project; and (c) take any other action that Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building or the Project. In addition, Landlord reserves all rights not expressly granted to Tenant hereunder.

27. SIGNAGE.

27.1 Signage Rights. Tenant shall not, without Landlord’s prior approval, place on any portion of the Premises any sign, placard, lettering, banner, display, graphic, decor or other advertising or communicative material that is visible from outside the Building; provided, however, that subject to this Section 27, Tenant, at its expense (subject to the Work Letter), may install the following signage showing the name and/or logo of Tenant or, as provided in Section 27.2 below, a Permitted Signage Transferee (the “Signage”): (a) one (1) sign on a monument to be visible from Trimble Road, the exact location of which shall be reasonably determined by Landlord, and (b) one (1) sign on the exterior of the Building where the former tenant of the Building had its sign (i.e., above the main entry). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to Landlord’s approval, which shall not be unreasonably withheld provided that (a) the same are consistent with Landlord’s signage standards in effect at the time (“Signage Criteria”), and (b) the amount of Signage does not exceed the total amount of signage for the Building permitted by applicable Laws. In addition, the Signage and Signage Specifications shall be subject to Tenant’s receipt of all required governmental permits and approvals, and shall be subject to all applicable Laws and the Signage Criteria. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or Signage Specifications, Landlord has made no representation or warranty to Tenant that Tenant will be able to obtain such approvals and permits. Tenant shall pay all costs associated with the Signage, including costs of design, construction, permitting, installation, maintenance, repair and removal. Tenant shall maintain the Signage in good condition and repair during the Term. Before the expiration or earlier termination hereof, Tenant shall remove the Signage and repair any damage to the Building and/or Project (including any fading or discoloration) caused by the Signage or its removal.

27.2 Rights Personal to Tenant; Occupancy Requirement. Tenant’s rights under Section 27.1 are personal to, and may be exercised only by, the original Tenant named herein (“Original Tenant”) and not by any assignee, subtenant, licensee or other transferee of Original Tenant’s interest in this Lease; provided, however, that such rights may be transferred to and exercised by any such transferee (a “Permitted Signage Transferee”) that (a) acquires its interest in or under this Lease solely through one or more Permitted Transfers originating with Original Tenant or any other Transfer approved by Landlord pursuant to Section 14; (b) occupies, in the case of the Original Tenant or any Permitted Transferee, at least 50% of the Premises, and in the case of any other approved Transferee, 100% of the Premises; and (c) does not have a name or logo that (i) in Landlord’s reasonable judgment (taking into consideration the level and visibility of the Signage), is materially inconsistent with the quality of the Project or would otherwise reasonably offend a landlord of a building comparable to the Project, or (ii) conflicts with any contractual or legal obligation of Landlord.

28. HAZARDOUS MATERIALS AND MOLD.

28.1 Hazardous Materials.

28.1.1 Definitions. As used herein, the following terms shall have the following meanings:

(a) “Hazardous Material” means any material or substance that is now or hereafter defined or regulated by any Law or governmental authority thereunder as radioactive, toxic, hazardous, or waste, or a chemical known to the State of California to cause cancer or reproductive toxicity, including (i) petroleum and any of its constituents or byproducts, (ii) radioactive materials, (iii) asbestos in any form or condition, and (iv) substances or materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.; The California Health and Safety Code; The California Water Code; The California Labor Code; The California Public Resources Code; or The California Fish and Game Code.

(b) Tenant shall be deemed to “Use” a quantity of Hazardous Material if any Tenant Party brings upon, produces, treats, stores, handles, discharges, disposes of, or otherwise uses such quantity of such Hazardous Material in or about the Premises or Project.

(c) “Disclosure Certificate” means a Hazardous Materials Disclosure Certificate substantially in the format of Exhibit G.

28.1.2 Use of Hazardous Materials. Tenant shall not Use any quantity of any Hazardous Material (other than quantities and types of office and janitorial supplies typically associated with general office use) unless (a) such Use is described in the most recent Disclosure Certificate provided by Tenant to Landlord, and (b) Landlord has approved such Use. Landlord shall provide Tenant with notice approving or disapproving of any proposed Use of any quantity of any Hazardous Material within 30 days after receiving a Disclosure Certificate describing such proposed Use (provided that Tenant does not submit a new Disclosure Certificate to Landlord more frequently than once per calendar year). Landlord may withhold or condition such approval in its sole and absolute discretion. If the Disclosure Certificate attached as Exhibit G (which is hereby provided by Tenant to Landlord) describes one or more specific Use(s) of one or more specific quantities of one or more specific Hazardous Materials, Landlord hereby approves such Use(s) for purposes of this Section 28.1.2.

28.1.3 Compliance with Law; Indemnification. Without limiting its obligations, Tenant, at its expense, shall (a) cause any Use of Hazardous Materials by Tenant to comply with Law, including by obtaining and complying with all governmental permits necessary for such compliance; and (b) indemnify, defend and hold the Landlord Parties harmless from and against any Claims (including diminution in value of the Premises or Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work (defined below), and amounts paid in settlement of Claims) arising from any such Use.

28.1.4 Inspection. Landlord, at its option, may, at any time (but not more than once in any calendar year unless Landlord has Reasonable Cause (defined below)), enter the Premises and perform such inspections, tests and investigations as may be reasonably necessary to determine whether Tenant is in compliance with the provisions of this Section 28.1 or Section 28.2 below (a “Compliance Inspection”). Tenant shall reimburse to Landlord the costs of any Compliance Inspection within 30 days after Landlord’s demand; provided, however, that Landlord shall pay such costs if (a) Landlord does not have Reasonable Cause for such Compliance Inspection, and (b) the most recent Disclosure Certificate provided by Tenant pursuant to Section 28.1.2 states that Tenant’s current and proposed future Uses of Hazardous Materials are limited to de minimis amounts of Hazardous Materials customarily used in office buildings. For purposes hereof, Landlord shall be deemed to have “Reasonable Cause” for a Compliance Inspection if and only if (x) Landlord has reasonable cause to believe that Tenant has breached any provision of this Section 28.1 or Section 28.2, or (y) such Compliance Inspection is required by any governmental agency.

28.1.5 Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials submitted or received by or on behalf of Tenant concerning environmental issues at the Premises or the Project, including any written material relating to any actual or potential release, discharge, spill, investigation, compliance, cleanup or abatement of Hazardous Materials or any actual or potential cause of action, claim or legal proceeding relating thereto. Tenant shall use commercially reasonable efforts, within 24 hours after discovering any unauthorized release, spill or discharge of Hazardous Materials in, on, or about the Premises or Project, to provide notice to Landlord fully describing such event. Without limiting the foregoing, Tenant, within 24 hours of receiving any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any Law or permit relating to Hazardous Materials, shall provide notice to Landlord of the same.

28.1.6 Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Materials at or about the Premises or Project (collectively, “Remedial Work”) is required by Law (or is otherwise necessary to render the Premises suitable for unrestricted use) as a result of any Use of Hazardous Materials by any Tenant Party, then Tenant, at Landlord’s option, shall either perform such Remedial Work at Tenant’s cost or pay Landlord, within 30 days after demand, the cost of performing such Remedial Work. All Remedial Work performed by Tenant shall be performed in compliance with applicable Laws, by contractors approved by Landlord, under the supervision of a consulting engineer approved by Landlord, and otherwise in accordance with Section 7.3. Tenant shall reimburse Landlord, within 30 days after demand, Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or reviewing any Remedial Work.

28.1.7 Landlord’s Environmental Indemnity. Landlord shall indemnify, defend, hold harmless and reimburse the Tenant Parties from and against (a) any fine or reasonable direct cost or expense (including reasonable legal expenses and consultants’ fees) (collectively, “Remedial Costs”) that the Tenant Parties, or any of them, may incur as a result of any Remedial Work required of Tenant by a governmental authority resulting from the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Hazardous Materials on or about the Premises and/or the Property, and (b) any action or claim (a “Remedial Cost Claim”) asserted against any Tenant Party seeking to require such Tenant Party to pay any such Remedial Costs or perform any such Remedial Work. However, the foregoing indemnity obligation shall not apply to any Remedial Costs or Remedial Cost Claim to the extent arising from the negligence or willful misconduct of any Tenant Party, or to the extent resulting from any Hazardous Substance introduced to, produced, stored or generated at the Premises and/or the Property by any Tenant Party. In addition, the foregoing indemnity obligation shall not bind any lender that acquires Landlord’s interest in the Property by foreclosure or deed in lieu of foreclosure of its own security instrument.

28.2 Mold. Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Without limiting its obligations, Tenant, at its expense, shall keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, are integral to its obligations under this Lease. Without limiting the foregoing, Tenant, at its expense, shall (a) regularly monitor the Premises for the presence of mold and any other conditions that reasonably can be expected to cause or result from mold or fungus, including observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (collectively, “Mold Conditions”); and (b) immediately notify Landlord if it observes, suspects, has reason to believe that any Mold Condition exists at the Premises. If Landlord has reason to suspect that any Mold Condition exists at the Premises, Landlord may perform an inspection to determine whether such suspicion is correct.

28.3 Surrender. At the expiration or earlier termination hereof, Tenant, without limiting its obligations, shall surrender the Premises to Landlord free of (a) any Hazardous Materials placed in, about or near the Premises by any Tenant Party, and (b) any Mold Condition caused or exacerbated by any negligence, willful misconduct, or breach of this Lease of or by any Tenant Party.

29. EXTERIOR EQUIPMENT PAD.

29.1 License. Landlord hereby grants to Tenant a license (the “Equipment Pad License”) to install and maintain, at Tenant’s sole cost and expense, but otherwise without charge, a backup generator to serve Tenant’s business in the Premises (collectively, “Tenant’s Exterior Equipment”) in an area adjacent to the Building designated by Landlord (the “Equipment Pad”), subject to, and in accordance with, the terms and conditions contained in Section 7 and this Section 29.

29.2 General Requirements. The Equipment Pad License is subject to the following requirements:

29.2.1 The type, size, and quality of Tenant’s Exterior Equipment, the substances to be stored in Tenant’s Exterior Equipment, the precise location of Tenant’s Exterior Equipment, all safety, monitoring, and related equipment, the method and manner of installation, and all other matters material to the installation of Tenant’s Exterior Equipment, including, without limitation, all Building penetrations, are subject to Landlord’s prior written approval.

29.2.2 Tenant’s contractor for installation of Tenant’s Exterior Equipment shall be subject to Landlord’s prior approval, and such contractor must provide evidence of insurance reasonably satisfactory to Landlord prior to commencing work in or about the Building.

29.2.3 Tenant’s Exterior Equipment must be installed in a good and workmanlike manner and in accordance with all applicable Laws, and in accordance with plans and specifications approved in advance by Landlord. Without limiting the generality of the foregoing, such plans and specifications must include for Landlord’s approval, (i) an elevation showing the location of penetrations, and planned methods of waterproofing the penetrations; and (ii) details on screening Tenant’s Exterior Equipment and the enclosure. The giving of any approval by Landlord shall not eliminate any of Tenant’s obligations under this Lease, including, without limitation, Tenant’s obligation to obtain all required permits and to secure compliance with all applicable Laws. Tenant agrees to pay, within thirty (30) days after receipt of an invoice therefor, Landlord’s actual out-of-pocket costs incurred in payments to third parties with respect to Landlord’s review and approval of the plans and specifications.

29.2.4 Tenant shall provide Landlord with reasonable advance notice prior to commencing installation of Tenant’s Exterior Equipment or other work on or to Tenant’s Exterior Equipment from time to time, and agrees to afford Landlord the opportunity to be present for all such work.

29.2.5 After the initial installation of Tenant’s Exterior Equipment hereunder, Tenant shall not make any alteration, addition or improvement thereto, or to the substances stored therein, without first obtaining Landlord’s prior written approval thereof; and any such alterations, additions or improvements shall be subject to all the conditions and restrictions that apply to the original Tenant’s Exterior Equipment, including, without limitation, the requirement that Tenant furnish Landlord with detailed plans and specifications relating to the proposed alterations, additions or improvements.

29.2.6 Tenant, at its expense, shall at all times keep Tenant’s Exterior Equipment in good order, condition and repair, and the location and the areas immediately surrounding same neat and clean. With respect to all operations relating to Tenant’s Exterior Equipment, Tenant shall conduct its business and control its agents, employees and invitees in such manner as not to create any nuisance, or interfere with, annoy or disturb any other licensee or tenant of the Project or Landlord in its operation of the Project.

29.3 Compliance With Laws. Tenant shall accept the designated location for Tenant’s Exterior Equipment, in its condition and “as-built” configuration existing on the date of this Lease. Landlord has made no representations or promise as to the suitability or effectiveness of such location for Tenant’s proposed use, or as to any Laws applicable to Tenant’s proposed use of Tenant’s Exterior Equipment, or as to the condition of (or alteration or improvement of) the location for Tenant’s Exterior Equipment. Tenant, at its sole cost and expense, shall comply with all Laws applicable to the installation, maintenance, operation and use of Tenant’s Exterior Equipment. Without limiting the generality of the foregoing, Tenant shall be responsible for obtaining any building permits, and any licenses, consents, approvals or permits which may be required by any federal, state and local agencies or governmental authorities required for the installation, maintenance, operation and removal of Tenant’s Exterior Equipment, shall provide copies of the same to Landlord, and shall, at all times during the term of the Exterior Equipment License, comply with all requirements of any such agency or authority.

29.4 Damage to Building. Any damage to the Building resulting from the installation, operation, maintenance or removal of Tenant’s Exterior Equipment, including without limitation, leakage or water damage, shall be repaired by Tenant, at Tenant’s sole cost and expense; provided, however, that to the extent Tenant fails to make such repairs after applicable notice and cure periods (except in an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), Landlord may make such repairs, in which event Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days following receipt of a reasonably detailed invoice therefor.

29.5 Ownership of Tenant’s Exterior Equipment; Removal and Restoration. Tenant’s Exterior Equipment shall be Tenant’s property and Tenant shall, at its own expense, remove Tenant’s Exterior Equipment not later than the expiration or earlier termination of this Lease, repair all damage to the Building caused by such removal, and restore the affected portion of the Building to its condition existing before the installation of such Tenant’s Exterior Equipment. If Tenant fails to complete the removal, repair or restoration required by this Section 29.5 before the expiration or earlier termination of this Lease, (i) Landlord may do so and may charge the cost thereof to Tenant, and (ii) for purposes of Section 16 above, Tenant shall be deemed to be in holdover in the Premises without Landlord’s consent until such work is completed.

29.6 Insurance; Indemnity.

29.6.1 Tenant shall cause the insurance policies required to be maintained pursuant to Section 10 to cover Tenant’s Exterior Equipment and any Claims arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of Tenant’s Exterior Equipment.

29.6.2 Subject to Section 10 of the Lease, Tenant hereby agrees to protect, defend, indemnify and hold Landlord and the other Landlord Parties, and each of them, harmless from and against any and all Claims arising from or connected in any way with Tenant’s Exterior Equipment or the operations of Tenant or any Tenant Parties in connection therewith, including, without limitation, (i) any violation of Applicable Requirements, and (ii) any personal injuries or property damage; provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable (1) to the extent such Claims arise from the gross negligence or willful misconduct of such Landlord Party, or (2) to the extent such obligations are prohibited by applicable Laws. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

29.7 Rights Personal to Tenant. Tenant’s rights under this Section 29 are personal to the Original Tenant and any Permitted Transferee, and shall not be transferable or assignable, whether voluntarily or involuntarily, whether by operation of law or otherwise, either in connection with an assignment of this Lease, or a sublease of all or part of the Premises, or otherwise to any person or entity, other than to Permitted Transferee. Any purported transfer of any license hereunder, other than to a Permitted Transferee, shall be void and a material default under the Lease.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CARR NP PROPERTIES, L.L.C.,
a Delaware limited liability company

By:	/s/ John C. Moe

Name:	John C. Moe

Title:	Market Managing Director

TENANT:

UBIQUITI NETWORKS, INC., a Delaware corporation

By:	/s/ John Ritchie

Name:	John Ritchie

Title:	CFO
[chairman][president][vice-president]

By:	/s/ Robert J. Pera

Name:	Robert J. Pera

Title:	CEO
[secretary][assistant secretary][chief
financial officer][assistant treasurer]

EXHIBIT A

2580 ORCHARD PARKWAY, SAN JOSE, CA

OUTLINE OF PREMISES

Exhibit A

1

EXHIBIT B

2580 ORCHARD PARKWAY

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the lease of which this Work Letter is a part. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of One Million Three Hundred Fifty Thousand Two Hundred Thirty-Six and 16/100 Dollars ($1,350,236.16) (i.e., $20.93 per rentable square foot of the Premises) to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Work Letter, if Tenant fails to use the entire Allowance (including any Excess Allowance, as defined below) within one (1) year following the Commencement Date, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2 Disbursement. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of Landlord’s or Tenant’s architect or engineers; (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after-hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises required by the Plans (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Landlord Supervision Fee (defined in Section 3.2.2 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work. In addition, if any portion of the Allowance remains after the Allowance Items above have been fully paid for, Landlord, upon Tenant’s request, shall disburse such portion of the Allowance (the “Excess Allowance”) to Tenant, to be applied toward the reasonable costs of installing data and telecommunications cabling, and moving Tenant’s furniture, equipment and/or personal property into the Premises, within 30 days after receiving paid invoices from Tenant with respect to such costs; provided, however, that in no event shall the Excess Allowance exceed Three Hundred Eighty-Two Thousand Five Hundred Fifty-Six and 16/100 Dollars ($382,556.16) (i.e., $5.93 per rentable square foot of the Premises). Notwithstanding anything to the contrary in this Work Letter, the cost of the Tenant Improvement Work shall not include (and Landlord shall be solely responsible for and the Allowance shall not be used for) the following: (i) increased construction costs resulting from material changes to the Tenant Improvements shown on or described in the Approved Construction Drawings, unless otherwise approved or requested by Tenant or resulting from the unavailability of specified equipment or materials or from unforeseen field conditions (in which case Landlord shall use commercially reasonable efforts to minimize the nature and extent of such changes) (collectively, “Approved Change Orders”); (ii) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (iii) interest and other costs of financing construction costs; (iv) costs incurred as a consequence of a delay in the completion of the Tenant Improvement Work caused by Landlord, or by any construction defects or default by the Contractor (as defined in Section 3.1 below) under the Construction Contract (as defined in Section 3.2.3 below); (v) costs recovered by Landlord upon account of warranties or insurance; (vi) restoration costs as a consequence of a Casualty (excluding commercially reasonable deductibles); (vii) penalties and late charges attributable to Landlord’s failure to pay construction costs; (viii) costs to bring the exterior of the Property into compliance with applicable Laws; (ix) wages, labor and overhead for overtime and premium time, unless approved by Tenant or included in the Construction Pricing Proposal (as defined in Section 2.4 below); (x) management costs incurred by Landlord in excess of the Landlord Supervision Fee; (xi) construction costs in excess of the Construction Pricing Proposal, except for increases set forth in Approved Change Orders; and (xii) costs incurred due to the presence of Hazardous Materials on the Property, except to the extent resulting from the Use of such Hazardous Materials by a Tenant Party.

Exhibit B

1

2	PLANS AND PRICING.

2.1 Space Plan. Prior to the Date of the Lease, Landlord and Tenant have approved the Space Plan attached hereto as Exhibit B-1, which was prepared by AAI Design (“Architect”), showing a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Premises, together with their intended use (“Approved Space Plan”). Landlord agrees to pay the Architect directly for one (1) space plan (“Landlord’s Test Fit Payment”). The Landlord’s Test Fit Payment is a separate obligation from the obligation to provide the Allowance; and, accordingly, Landlord shall not use any portion of the Allowance to satisfy its obligation to make Landlord’s Test Fit Payment.

2.2 Additional Programming Information. After the mutual execution and delivery of this Lease, Tenant shall furnish to Landlord all information that, together with the Approved Space Plan, is necessary in the judgment of Landlord, the Architect and Landlord’s engineering consultants (the “Engineers”) to complete the architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the construction of the Tenant Improvements (the “Construction Drawings”), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (collectively, the “Additional Programming Information”). The Additional Programming Information shall (a) comply with the drawing format and specifications required by Landlord, (b) be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (“Landlord’s Requirements”), and (c) otherwise be subject to Landlord’s reasonable approval. Landlord shall provide Tenant with written notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after Landlord’s receipt thereof. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Additional Programming Information, Tenant shall modify the Additional Programming Information and resubmit the same for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Without limiting the foregoing, Tenant shall be responsible for ensuring that all elements of the design of the Plans are suitable for Tenant’s use of the Premises, and neither the preparation of the Plans by or with the help of Landlord’s architect or engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility.

2.3 Construction Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect and the Engineers to prepare and deliver to Tenant Construction Drawings that conform to the Approved Space Plan and the approved Additional Programming Information and are consistent with the Landlord Requirements. Such preparation and delivery shall occur within 15 business days after Landlord’s approval of the Additional Programming Information. Tenant shall approve or disapprove the Construction Drawings by written notice to Landlord. If Tenant disapproves the Construction Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Construction Drawings. After receiving such written notice of disapproval, Landlord shall cause the Architect and/or the Engineers to revise the Construction Drawings, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect or the Engineers to make any revision to the Construction Drawings that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Construction Drawings to Tenant for its approval. Further, Landlord may withhold its consent, in its sole and absolute discretion, to any change in the Approved Construction Drawings (defined below) if such change would directly or indirectly delay the substantial completion of the Tenant Improvements. Such revision and resubmission shall occur within 5 business days after Landlord’s receipt of Tenant’s notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after such receipt if such revision is material). Such procedure shall be repeated as necessary until Tenant has approved the Construction Drawings. The Construction Drawings approved by Landlord and Tenant are referred to herein as the “Approved Construction Drawings”.

2.4 Construction Pricing. Within 10 business days after the Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord’s reasonable estimate based on a bid from the Contractor, as described in Section 3 below (the “Construction Pricing Proposal”), of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings. The Construction Pricing Proposal shall include a commercially reasonable contingency amount consistent with a guaranteed maximum price (“GMAX”) construction contract. Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant’s notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.5 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant’s approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and commence construction relating to such items.

Exhibit B

2

2.5 Revisions to Approved Construction Drawings. If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall deliver to Tenant notice of any resulting change in the most recent Construction Pricing Proposal, if any, and the estimated delay, if any, in the substantial completion of the Tenant Improvements, whereupon Tenant, within 1 business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.

2.6 Time Deadlines. Tenant shall use its best efforts to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the Plans, approve the Construction Pricing Proposal and obtain the permits for the Tenant Improvement Work as soon as possible after the execution of the Agreement, and Tenant shall meet with Landlord, in accordance with a schedule reasonably determined by Landlord, to discuss Tenant’s progress. Without limiting the foregoing, Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.4 above on or before Tenant’s Approval Deadline (defined below). As used in this Work Letter, “Tenant’s Approval Deadline” means January 13, 2012; provided, however, that Tenant’s Approval Deadline shall be extended by one day for each day, if any, by which Tenant’s approval of the Construction Pricing Proposal pursuant to Section 2.6 above is delayed by any failure of Landlord to timely perform its obligations under this Section 2. Tenant acknowledges that it has assured itself, by direct communication with the Architect and Engineers that it will be able to approve the Construction Pricing Proposal on or before Tenant’s Approval Deadline if Tenant promptly furnishes complete information concerning its requirements to such Architect and Engineers as and when requested by them.

3	CONSTRUCTION.

3.1 Contractor. A contractor designated by Landlord (the “Contractor”) shall perform the Tenant Improvement Work. Landlord shall require the Contractor to obtain bids from multiple subcontractors for the mechanical, electrical and plumbing work to be performed as part of the Tenant Improvement Work, and Landlord, after consultation with Tenant, shall select and/or approve all subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2 Construction.

3.2.1 Over-Allowance Amount. If the Construction Pricing Proposal exceeds the Allowance, then Tenant shall deliver to Landlord cash in the amount of such excess (the “Over-Allowance Amount”) in accordance with the following:

(a) Each calendar month during the performance of Tenant Improvement Work, Landlord shall cause the Contractor to deliver to Landlord and Tenant a request for payment (“Request for Payment”) with respect to the Tenant Improvement Work performed by the Contractor and its subcontractors during the calendar month immediately preceding, which Request for Payment shall be in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed.

(b) Within ten (10) business days following Tenant’s receipt of the Request for Payment, Tenant shall pay to Landlord (i) Tenant’s Share of the cost of the Allowance Items specified in such Request for Payment, plus (ii) the entire amount of any costs specified in such Request for Payment for items requested by Tenant that are not Allowance Items. “Tenant’s Share” shall be a fraction, the numerator of which is the portion of the aggregate cost of the Allowance Items that exceeds the Tenant Improvement Allowance, and the denominator of which is the aggregate cost of the Allowance Items, as set forth in the Cost Proposal approved by Tenant (subject to any change orders). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in the Request for Payment.

(c) Following final completion of the Tenant Improvement Work (including any punch-list items), Landlord shall deliver a reasonably-detailed statement (“Final Submission”) to Tenant showing the final cost of the Tenant Improvement Work, and the application of the Allowance, together with copies of the final Request for Payment from the Contractor. Within ten (10) business days following receipt of the Final Submission, Tenant shall pay to Landlord the difference between (i) the final cost of the Tenant Improvement Work, minus (ii) the sum of (1) the Allowance, plus (2) all amounts paid by Tenant under Section 3.2.1(b) above.

Exhibit B

3

3.2.2 Landlord’s Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings. Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to 3% of the aggregate amount of all “hard costs” of the Tenant Improvement Work. Landlord shall cause the Contractor to promptly commence construction of the Tenant Improvement Work and to diligently prosecute such construction to completion. Such work shall be constructed in accordance with all Laws in a good and workmanlike manner and in accordance with the Approved Construction Drawings.

3.2.3 Contractor’s Warranties. Tenant waives all claims against Landlord relating to any latent defects in the Tenant Improvement Work. Notwithstanding the foregoing or any other contrary provision of the Lease, if, within 11 months after substantial completion of the Tenant Improvements, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, Landlord shall, at its option, either (a) assign to Tenant any right Landlord may have under the Construction Contract (defined below) to require the Contractor to correct, or pay for the correction of, such latent defect, or (b) at Landlord’s expense, use reasonable efforts to enforce such right directly against the Contractor for Tenant’s benefit. As used herein, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

4	COMPLETION.

4.1 Ready for Occupancy. For purposes of Section 2.1 of the Lease, the Premises shall be deemed “Ready for Occupancy” upon the date that (i) Landlord delivers possession of the Premises to Tenant with the Tenant Improvement Work substantially complete; and (ii) Tenant is legally permitted to occupy the Premises (as evidenced by a temporary or final certificate of occupancy, or final inspection and sign-off on the job card for the Tenant Improvement Work, or reasonable equivalent). Subject to Section 4.2 below, the Tenant Improvement Work shall be deemed “substantially complete” upon the completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of (a) any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises (“Punch List Items”), and (b) trade fixtures, workstations, telecommunications or computer cabling or built-in furniture or equipment to be installed by Tenant. Notwithstanding the foregoing, if Tenant takes possession and commences business operations in the Premises prior to the date that the Tenant Improvement Work is substantially complete, then the Premises shall be deemed to be Ready for Occupancy on the date Tenant commences business operations in the Premises. The parties shall, with the Contractor, jointly determine the Punch List Items. Landlord shall use commercially reasonable efforts to cause the Punch List Items to be completed by the Contractor as soon practicable following the Commencement Date.

4.2 Tenant Delay. If the substantial completion of the Tenant Improvement Work is delayed (a “Tenant Delay”) as a result of (a) any failure of Tenant to approve the Construction Pricing Proposal pursuant to Section 2.6 above on or before Tenant’s Approval Deadline; (b) Tenant’s failure to timely approve any matter requiring Tenant’s approval; (c) any breach by Tenant of this Work Letter or the Lease; (d) any change (or Tenant’s request for any change) in the Approved Construction Drawings (except to the extent such delay results from any failure of Landlord to perform its obligations under Section 2.7 above); (e) Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of substantial completion of the Tenant Improvement Work as set forth in this Agreement; (f) any change to the base, shell or core of the Premises required by any portion of the Tenant Improvements that do not constitute customary general office improvements; or (g) any other act or omission of Tenant or any of its agents, employees or representatives that continues for more than one (1) business day after notice thereof to Tenant, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually substantially completed, the Tenant Improvement Work shall be deemed to be substantially completed on the date on which the Tenant Improvement Work would have been substantially completed if no such Tenant Delay had occurred.

5	MISCELLANEOUS.

5.1 Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

Exhibit B

4

5.2 As provided in Section 8 of the Agreement, all Leasehold Improvements, including the Tenant Improvements, shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, except as otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination of the Agreement, shall perform the removal and restoration work described on Exhibit B-1, and repair any resulting damage to the Premises or Building. If Tenant fails to timely perform any work required under the foregoing provisions of this Section, then, in addition to Landlord’s other rights and remedies in the Agreement, Landlord may perform such work at Tenant’s expense.

Exhibit B

5

EXHIBIT B-1

2580 ORCHARD PARKWAY, SAN JOSE, CA

APPROVED SPACE PLAN

See Attached

Exhibit B-1

1

EXHIBIT C

2580 ORCHARD PARKWAY, SAN JOSE, CA

CONFIRMATION LETTER

                    , 2011

To:	Ubiquiti Networks, Inc.

Re: Office Lease (the “Lease”) dated December 8, 2011, between CARR NP PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and UBIQUITI NETWORKS, INC., a Delaware corporation (“Tenant”), concerning the building located at 2580 Orchard Parkway, San Jose, California.

Lease ID:

Business Unit Number:

Dear                     :

In accordance with the Lease, Tenant accepts possession of the Premises and confirms the following:

1.	The Commencement Date is and the Expiration Date is .

2.	The exact number of rentable square feet within the Premises is 64,512 square feet, subject to Section 2.1.1 of the Lease.

3.	Tenant’s Share, based upon the exact number of rentable square feet within the Premises, is 100%, subject to Section 2.1.1 of the Lease.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 2.1.1 of the Lease, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

CARR NP PROPERTIES, L.L.C.,
Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted as of , 20 .

“Tenant”:

UBIQUITI NETWORKS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit C

1

EXHIBIT D

2580 ORCHARD PARKWAY, SAN JOSE, CA

RULES AND REGULATIONS

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices and toilet rooms furnished to or otherwise procured by Tenant, and if any such keys are lost, Tenant shall pay Landlord the cost of replacing them or of changing the applicable locks if Landlord deems such changes necessary.

2. Landlord may prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property. Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other heavy property shall be the sole responsibility and expense of Tenant (notwithstanding Sections 7 and 10.4 of this Lease).

3. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

4. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior consent. Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

5. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown therein. Notwithstanding Sections 7 and 10.4 of this Lease, Tenant shall bear the expense of any breakage, stoppage or damage resulting from any violation of this rule by Tenant or any of its employees, agents, contractors, invitees or licensees.

6. Tenant shall not overload the floor of the Premises.

7. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated in the Premises without Landlord’s prior consent.

8. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises or about the Project, except as provided in Section 28 of this Lease.

9. Tenant shall not, without Landlord’s prior consent, use any method of heating or air conditioning other than one approved by Landlord.

10. Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises, or occupy or use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere with other occupants or those having business therein, whether by the use of any musical instrument, radio, CD player or otherwise. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

11. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles. Landlord agrees that bicycles used by Tenant’s employees may be brought and stored in the Premises.

12. No cooking shall be done in the Premises, nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all Laws.

Exhibit D

1

13. The Premises shall not be used for manufacturing or for the storage of merchandise except to the extent such storage may be incidental to the Permitted Use. Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, or an employment bureau, without Landlord’s prior consent. Tenant shall not engage or pay any employees in the Premises except those actually working for Tenant in the Premises, nor advertise for laborers giving an address at the Premises.

14. Landlord may exclude from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who violates any of these Rules and Regulations.

15. Tenant shall not loiter in any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

16. Tenant shall store all its trash and garbage inside the Premises. No material shall be placed in the trash or garbage receptacles if, under Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall comply with Landlord’s recycling program, if any.

17. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18. Any persons employed by Tenant to do janitorial work shall be subject to Landlord’s prior consent, and Tenant shall be responsible for all acts of such persons.

19. No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior consent. Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior consent. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings.

20. Tenant shall not obstruct any sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building, nor shall Tenant place any bottles, parcels or other articles on the windowsills.

21. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

22. Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5 and with any local “No-Smoking” ordinance that is not superseded by such law.

23. Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant and its agents, employees, contractors and invitees, and the property thereof, from acts of third parties, including responsibility for keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for any portion of the Project. Tenant further assumes the risk that any safety or security device, service or program that Landlord elects, in its sole and absolute discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses resulting from such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Law.

24. All office equipment of an electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

25. Tenant shall not use any hand trucks except those equipped with rubber tires and rubber side guards.

Exhibit D

2

26. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior consent.

27. Without Landlord’s prior consent, Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

Landlord may from time to time modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Building, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof. Landlord may waive any of these Rules and Regulations for the benefit of any tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant nor prevent Landlord from thereafter enforcing such Rule and Regulation against any tenant. Notwithstanding the foregoing, Tenant shall not be required to comply with any new Rule or Regulation unless the same applies non-discriminatorily to all similarly situated occupants of the Project, does not unreasonably interfere with Tenant’s use of the Premises or parking rights and does not materially increase the obligations or decrease the rights of Tenant under the Lease.

Exhibit D

3

EXHIBIT E

2580 ORCHARD PARKWAY, SAN JOSE, CA

JUDICIAL REFERENCE

IF THE JURY-WAIVER PROVISIONS OF SECTION 25.8 OF THIS LEASE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THE PROVISIONS SET FORTH BELOW SHALL APPLY.

It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 25.6 of this Lease. The venue of the proceedings shall be in the county in which the Premises is located. Within 10 days of receipt by any party of a request to resolve any dispute or controversy pursuant to this Exhibit E, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises is located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., ADR Services, Inc. or a similar mediation/arbitration entity approved by each party in its sole and absolute discretion. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of this Lease, and the parties waive any right to recover any such damages. The parties may conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law. The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Exhibit E. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 6 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Exhibit E shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

Exhibit E

1

EXHIBIT F

2580 ORCHARD PARKWAY, SAN JOSE, CA

ADDITIONAL PROVISIONS

Capitalized terms used in this Exhibit not otherwise defined herein shall have the meaning given such terms in the Lease to which this Exhibit is attached (the “Lease”).

1. Provisions Required Under Existing Security Agreement. Notwithstanding any contrary provision of the Lease:

A. Permitted Use. No portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

B. Subordination and Attornment.

1. This Lease shall be subject and subordinate to any Security Agreement (as defined in Section 18 of this Lease) (other than a ground lease) existing as of the date of mutual execution and delivery of this Lease (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, an “Existing Security Agreement”) or any loan document secured by any Existing Security Agreement (an “Existing Loan Document”). In the event of the enforcement by any Security Holder of any remedy under any Existing Security Agreement or Existing Loan Document, Tenant shall, at the option of the Security Holder or of any other person or entity succeeding to the interest of the Security Holder as a result of such enforcement, attorn to the Security Holder or to such person or entity and shall recognize the Security Holder or such successor in the interest as lessor under this Lease without change in the provisions thereof; provided, however, the Security Holder or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but the Security Holder, or such successor, shall be subject to the continuing obligations of Landlord to the extent arising from and after such succession to the extent of the Security Holder’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Property. Tenant, upon the reasonable request by the Security Holder or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. Notwithstanding the foregoing, in the event the Security Holder shall have entered into a separate subordination, attornment and non-disturbance agreement directly with Tenant governing Tenant’s obligation to attorn to the Security Holder or such successor in interest as lessor, the terms and provisions of such agreement shall supersede the provisions of this Subsection.

2. Notwithstanding the foregoing or anything else in the Lease to the contrary, this Lease is conditioned upon Tenant and the Security Holder under any Existing Security Agreement or Existing Loan Document entering into a non-disturbance, subordination and attornment agreement in substantially the form attached to the Lease as Exhibit H (“SNDA”) within ten (10) business days after the mutual execution and delivery of this Lease by Landlord and Tenant, the parties acknowledge that that Subsection (1) of this Section 1.B shall not apply and the terms and provisions of such non-disturbance agreement shall supersede the provisions of that Subsection. In addition, in the event of any conflict between the provisions of the non-disturbance agreement and the provisions of Section 1.C below, the provisions of the non-disturbance agreement shall control.

C. Proceeds.

1. As used herein, “Proceeds” means any compensation, awards, proceeds, damages, claims, insurance recoveries, causes or rights of action (whenever accrued) or payments which Landlord may receive or to which Landlord may become entitled with respect to the Property or any part thereof (other than payments received in connection with any liability or loss of rental value or business interruption insurance) in connection with any Taking of, or any casualty or other damage or injury to, the Property or any part thereof.

2. Nothing in this Lease shall be deemed to entitle Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish. Nothing in the preceding sentence shall be deemed to expand any right Tenant may have under this Lease to receive or retain any Proceeds.

Exhibit F

1

3. Nothing in this Lease shall be deemed to prevent Proceeds from being held and disbursed by any Security Holder under any Existing Loan Documents in accordance with the terms of such Existing Loan Documents. However, if, in the event of any casualty or partial Taking, any obligation of Landlord under this Lease to restore the Premises or the Building is materially diminished by the operation of the preceding sentence, then Landlord, as soon as reasonably practicable after the occurrence of such casualty or partial Taking, shall provide written notice to Tenant describing such diminution with reasonably specificity, whereupon, unless Landlord has agreed in writing, in its sole and absolute discretion, to waive such diminution, Tenant, by written notice to Landlord delivered within 10 days after receipt of Landlord’s notice, shall have the right to terminate this Lease effective 10 days after the date of such termination notice.

2. Rooftop Equipment. At any time during the Term, subject to the existing rights as of the date hereof and the terms of this Lease, including this Section 2, Tenant may install one (1) satellite dish (the “Rooftop Equipment”) upon the roof of the Building. In no event shall Tenant create any roof penetrations in order to connect the Rooftop Equipment to the Premises (provided that Landlord shall make available to Tenant a commercially reasonable amount of the existing rooftop penetrations for Tenant’s use in connecting its Rooftop Equipment to the Premises). The physical appearance and all specifications of the Rooftop Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Rooftop Equipment shall be designated by Landlord, and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Notwithstanding the foregoing, Tenant hereby agrees to attach any Rooftop Equipment to the roof in accordance with Landlord’s Building standard method therefor, so long as such Building standard is commercially reasonable. Tenant shall be responsible, at Tenant’s sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Rooftop Equipment, and (ii) repairing and maintaining and causing the Rooftop Equipment to comply with all applicable Laws. In no event shall Tenant permit the Rooftop Equipment to interfere with the Base Building or any communications equipment at the Building that is located on or in the Building prior to the installation of Tenant’s Rooftop Equipment (or reasonable substitutes therefor) or the use and operation of any Building helipad. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof and Landlord and Tenant shall execute an amendment to this Lease covering the matters addressed in this Section 3, the payment for installation costs of the Rooftop Equipment, the installation and maintenance of such Rooftop Equipment, Tenant’s indemnification of Landlord with respect thereto, Tenant’s obligation to remove such Rooftop Equipment (and restore the roof to its previously existing condition) upon the expiration or earlier termination of this Lease, and other related matters. Subject to Landlord’s reasonable rules and regulations (including, without limitation, Landlord’s reasonable notice requirements), Tenant shall be permitted to access the roof of the Building in order to install, repair and maintain its Rooftop Equipment.

Exhibit F

2

EXHIBIT G

2580 ORCHARD PARKWAY, SAN JOSE, CA

HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE

Your cooperation in this matter is appreciated. Initially, the information provided by you in this Hazardous Materials Disclosure Certificate is necessary for the Landlord to evaluate your proposed uses of the premises (the “Premises”) and to determine whether to enter into a lease agreement with you as tenant. If a lease agreement is signed by you and the Landlord (the “Lease”), you are to provide an update to the information initially provided by you in this certificate, and obtain Landlord’s approval, before commencing a new Use (defined in Section 28.1.2 of the Lease) of Hazardous Materials (as defined in Section 28.1.1 of the Lease), all as provided in Section 28.1.2 of the Lease. Any questions regarding this certificate should be directed to, and when completed, the certificate should be delivered to:

Landlord:	c/o Equity Office
2655 Campus Drive, Suite 100
San Mateo, CA 94403
Attn: Market Officer
Phone: (650) 372-3500

Name of (Prospective) Tenant:

Mailing Address:

Contact Person, Title and Telephone Number(s):

Contact Person for Hazardous Waste Materials Management and Manifests and Telephone Number(s):

Address of (Prospective) Premises:

Length of (Prospective) initial Term:

1.	GENERAL INFORMATION:

Describe the proposed operations to take place in, on, or about the Premises, including, without limitation, principal products processed, manufactured or assembled, and services and activities to be provided or otherwise conducted. Existing tenants should describe any proposed changes to on-going operations.

2.	USE, STORAGE AND DISPOSAL OF HAZARDOUS MATERIALS

2.1	Will any Hazardous Materials be used, generated, treated, stored or disposed of in, on or about the Premises? Existing tenants should describe any Hazardous Materials which continue to be used, generated, treated, stored or disposed of in, on or about the Premises.

Wastes	Yes ☐	No ☐

Chemical Products	Yes ☐	No ☐

Other	Yes ☐	No ☐

If Yes is marked, please explain:

Exhibit G

1

2.2	If Yes is marked in Section 2.1 above, attach a list of any Hazardous Materials to be used, generated, treated, stored or disposed of in, on or about the Premises, including, for each Hazardous Material, the applicable hazard class, the maximum quantity(ies) to be present on or about the Premises at any given time; estimated annual throughput; the proposed location(s) and method of storage (excluding nominal amounts of ordinary household cleaners and janitorial supplies that are not regulated by any Law as a Hazardous Material); and the proposed location(s), method(s) and estimated frequency of, and the proposed contractors or subcontractors for, treatment or disposal. Existing tenants should attach a list setting forth the information requested above and such list should include actual data from on-going operations and the identification of any variations in such information from the prior year’s certificate.

3.	STORAGE TANKS AND SUMPS

Is any above or below ground storage or treatment of gasoline, diesel, petroleum, or other Hazardous Materials in tanks or sumps proposed in, on or about the Premises? Existing tenants should describe any such actual or proposed activities.

Yes  ☐    No   ☐

If yes, please explain:

4.	WASTE MANAGEMENT

4.1	Has your company been issued an EPA Hazardous Waste Generator I.D. Number? Existing tenants should describe any additional identification numbers issued since the previous certificate.

Yes  ☐    No   ☐

4.2	Has your company filed a biennial or quarterly reports as a hazardous waste generator? Existing tenants should describe any new reports filed.

Yes  ☐    No   ☐

If yes, attach a copy of the most recent report filed.

5.	WASTEWATER TREATMENT AND DISCHARGE

5.1	Will your company discharge wastewater or other wastes to:

storm drain?	sewer?

surface water?	no wastewater or other wastes discharged.

Existing tenants should indicate any actual discharges. If so, describe the nature of any proposed or actual discharge(s).

5.2	Will any such wastewater or waste be treated before discharge?

Yes  ☐    No  ☐

If yes, describe the type of treatment proposed to be conducted. Existing tenants should describe the actual treatment conducted.

Exhibit G

2

6.	AIR DISCHARGES

6.1	Do you plan for any air filtration systems or stacks to be used in your company’s operations in, on or about the Premises that will discharge into the air; and will such air emissions be monitored? Existing tenants should indicate whether or not there are any such air filtration systems or stacks in use in, on or about the Premises which discharge into the air and whether such air emissions are being monitored.

Yes  ☐    No   ☐

If yes, please describe:

6.2	Do you propose to operate any of the following types of equipment, or any other equipment requiring an air emissions permit? Existing tenants should specify any such equipment being operated in, on or about the Premises.

Spray booth(s)	Incinerator(s)

Dip tank(s)	Other (Please describe)

Drying oven(s)	No Equipment Requiring Air Permits

If yes, please describe:

6.3	Please describe (and submit copies of with this Hazardous Materials Disclosure Certificate) any reports you have filed in the past 36 months with any governmental or quasi-governmental agencies or authorities related to air discharges or clean air requirements and any such reports which have been issued during such period by any such agencies or authorities with respect to you or your business operations.

7.	HAZARDOUS MATERIALS DISCLOSURES

7.1	Has your company prepared or will it be required to prepare a Hazardous Materials management plan (“Management Plan”) or Hazardous Materials Business Plan and Inventory (“Business Plan”) pursuant to Fire Department or other governmental or regulatory agencies’ requirements? Existing tenants should indicate whether or not a Management Plan is required and has been prepared.

Yes  ☐    No  ☐

If yes, attach a copy of the Management Plan or Business Plan. Existing tenants should attach a copy of any required updates to the Management Plan or Business Plan.

7.2	Are any of the Hazardous Materials, and in particular chemicals, proposed to be used in your operations in, on or about the Premises listed or regulated under Proposition 65? Existing tenants should indicate whether or not there are any new Hazardous Materials being so used which are listed or regulated under Proposition 65.

Yes  ☐    No   ☐

If yes, please explain:

Exhibit G

3

8.	ENFORCEMENT ACTIONS AND COMPLAINTS

8.1	With respect to Hazardous Materials, has your company ever been subject to any agency enforcement actions, administrative orders, or consent decrees or has your company received requests for information, notice or demand letters, or any other inquiries regarding its operations? Existing tenants should indicate whether or not any such actions, orders or decrees have been, or are in the process of being, undertaken or if any such requests have been received.

Yes  ☐    No   ☐

If yes, describe the actions, orders or decrees and any continuing compliance obligations imposed as a result of these actions, orders or decrees and also describe any requests, notices or demands, and attach a copy of all such documents. Existing tenants should describe and attach a copy of any new actions, orders, decrees, requests, notices or demands not already delivered to Landlord pursuant to the provisions of Section 28.2 of the Lease.

8.2	Have there ever been, or are there now pending, any lawsuits against your company regarding any environmental or health and safety concerns?

Yes  ☐    No   ☐

If yes, describe any such lawsuits and attach copies of the complaint(s), cross-complaint(s), pleadings and other documents related thereto as requested by Landlord. Existing tenants should describe and attach a copy of any new complaint(s), cross-complaint(s), pleadings and other related documents not already delivered to Landlord pursuant to the provisions of Section 28.2 of the Lease.

8.3	Have there been any problems or complaints from adjacent tenants, owners or other neighbors at your company’s current facility with regard to environmental or health and safety concerns? Existing tenants should indicate whether or not there have been any such problems or complaints from adjacent tenants, owners or other neighbors at, about or near the Premises and the current status of any such problems or complaints.

Yes  ☐    No   ☐

If yes, please describe. Existing tenants should describe any such problems or complaints not already disclosed to Landlord under the provisions of the signed Lease and the current status of any such problems or complaints.

9.	PERMITS AND LICENSES

Attach copies of all permits and licenses issued to your company with respect to its proposed operations in, on or about the Premises, including, without limitation, any Hazardous Materials permits, wastewater discharge permits, air emissions permits, and use permits or approvals. Existing tenants should attach copies of any new permits and licenses as well as any renewals of permits or licenses previously issued.

The undersigned hereby acknowledges and agrees that this Hazardous Materials Disclosure Certificate is being delivered to Landlord in connection with the evaluation of a Lease and, if such Lease is executed, will be attached thereto as an exhibit. The undersigned further acknowledges and agrees that if such Lease is executed, this Hazardous Materials Disclosure Certificate may be required to be updated from time to time in accordance with Section 28.1.1 of the Lease. The undersigned further acknowledges and agrees that the Landlord and its partners, lenders and representatives may rely upon the statements, representations, warranties, and certifications made herein and the truthfulness thereof in entering into the Lease and the continuance thereof throughout the term of the Lease, as it may be extended.

Exhibit G

4

Tenant hereby certifies, represents and warrants that the information contained in this certificate is true and correct.

TENANT:

UBIQUITI NETWORKS, INC., a Delaware corporation

By:

Title:

Exhibit G

5

EXHIBIT H

2580 ORCHARD PARKWAY, SAN JOSE, CA

FORM OF SNDA

RECORDING REQUESTED BY

WHEN RECORDED RETURN TO

Bryan Cave LLP

1201 West Peachtree Street, NW, 14th Floor

Atlanta, Georgia 30309

Attention: Tia L. Cottey, Esq.

APN: 097-45-013, 097-45-042, 097-45-043

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

UBIQUITI NETWORKS, INC.,

Tenant

AND

U.S. BANK, National Association,

successor-in-interest to Wells Fargo Bank, N.A.,

successor-in-interest to LaSalle Bank National Association,

as Trustee for the registered holders of Deutsche Mortgage & Asset Receiving Corporation,

COMM 2006-FL12, Commercial Mortgage Pass-Through Certificates, Series 2006-FL12

Lender

Premises:        2580 Orchard Parkway, San Jose, California

Dated: as of                     , 2011

Exhibit H

1

SUBORDINATION,

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT made as of this      day of                     , 2011, between U.S. Bank National Association, as Trustee for the Registered Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2006-FL12, Commercial Mortgage Pass-Through Certificates, Series 2006-FL12 (“Lender”), and Ubiquiti Networks, Inc., a Delaware corporation, having an address at 2580 Orchard Parkway, San Jose, California 95131 (hereinafter called “Tenant”).

RECITALS:

WHEREAS, by a Lease Agreement dated as of December 8, 2011 (the “Lease”), between CARR NP Properties, L.L.C., a Delaware limited liability company, as landlord (hereinafter called “Landlord”), and Tenant, as tenant, Landlord leased to Tenant certain premises located at 2580 Orchard Parkway, San Jose, California 95131 (the “Premises”) on the property known as “Valley Research Center,” and described in Schedule “A”, annexed hereto and made a part hereof (the “Property”); and

WHEREAS, Lender is the current holder of a loan to Landlord, which loan is secured by, among other things, a mortgage or deed of trust encumbering the Property (which mortgage or deed of trust, and all amendments, renewals, increases, modifications, replacements, substitutions, extensions, spreaders and consolidations thereof and all re-advances thereunder and additions thereto, is referred to as the “Security Instrument”); and

WHEREAS, Lender and Tenant desire to confirm their understanding and agreement with respect to the Lease and the Security Instrument.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

1. The Lease, and all of the terms, covenants, provisions and conditions thereof (including, without limitation, any right of first refusal, right of first offer, option or any similar right with respect to the sale or purchase of the Property, or any portion thereof) is, shall be, and shall at all times remain and continue to be, subject and subordinate in all respects to the lien, terms, covenants, provisions and conditions of the Security Instrument and to all advances and re-advances made thereunder and all sums secured thereby. This provision shall be self-operative, but Tenant shall execute and deliver any additional instruments which Lender may reasonably require to effect such subordination.

2. So long as (i) Tenant is not in default (beyond any period given in the Lease to Tenant to cure such default) in the payment of rent, percentage rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the Lease on Tenant’s part to be performed or observed, (ii) Tenant is not in default under this Agreement, and (iii) the Lease is in full force and effect: (a) Tenant’s possession of the Premises and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with any option therefor which is contained in the Lease, shall not be diminished or interfered with by Lender, and Tenant’s occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any such extensions or renewals thereof, and (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Security Instrument or to enforce any rights or remedies of Lender under the Security Instrument which would cut off, destroy, terminate or extinguish the Lease or Tenant’s interest and estate under the Lease (except to the extent required so that Tenant’s right to receive or set off any monies or obligations owed or to be performed by any of Lender’s predecessors-in-interest shall not be enforceable thereafter against Lender or any of Lender’s successors-in-interest). Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Lender not to name or join Tenant as a party in a foreclosure proceeding with respect to the Security Instrument, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.

3. (A) After written notice is given by Lender that the Security Instrument is in default and that the rentals under the Lease should be paid to Lender, Tenant will attorn to Lender and pay to Lender, or pay in accordance with the directions of Lender, as they become due, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect of the Premises. Such payments shall be made regardless of any right of set-off, counterclaim or other defense which Tenant may have against Landlord, whether as the tenant under the Lease or otherwise. Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance upon Lender’s written notice (without any inquiry into the factual basis for such notice of any prior notice to or consent from Landlord) and hereby releases Tenant from all liability to Landlord in connection with Tenant’s compliance with Lender’s written instructions. Tenant shall be entitled to full credit under the Lease for any amounts paid in accordance with this Paragraph 3(A) to the same extent as if such amounts were paid directly to Landlord.

Exhibit H

2

(B) In addition, if Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed, or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Security Instrument or in connection with any bankruptcy case commenced by or against Landlord, then, at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a “Successor-Landlord”), Tenant shall attorn to and recognize Successor-Landlord as Tenant’s landlord under the Lease, and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu, upon request of Successor-Landlord, Tenant shall promptly execute and deliver a direct lease with Successor-Landlord, which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of clauses (i)-(v) of this paragraph 3(B)), and shall be effective as of the day the Lease shall have terminated as aforesaid. Notwithstanding the continuation of the Lease, the attornment of Tenant thereunder or the execution of a direct lease between Successor-Landlord and Tenant as aforesaid, Successor-Landlord shall not:

(i) be liable for any previous act or omission of Landlord under the Lease;

(ii) be subject to any off-set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;

(iii) be bound by any modification of the Lease, or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender;

(iv) be liable for the return of any security deposited under the Lease unless such security has been physically delivered to Lender or Successor-Landlord; and

(v) be liable or obligated to comply with or fulfill any of the obligations of Landlord under the Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Premises (or any portion thereof), leasehold improvements, tenant work letters and/or similar items.

4. Tenant agrees that, without the prior written consent of Lender, it shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof (other than amendments memorializing the exercise by Tenant of pre-existing options or rights of Tenant under the Lease, which options or rights are exercised in strict accordance with the terms of the Lease), tender a surrender of the Lease, (b) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof (other than prepaid rent and prepaid additional rent expressly provided for in the Lease), or (c) subordinate or permit the subordination of the Lease to any lien subordinate to the Security Instrument. Any such purported action without such consent shall be void as against the holder of the Security Instrument.

5. (A) Tenant shall promptly notify Lender of any default by Landlord under the Lease and of any act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction.

(B) In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction, or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease, Tenant shall not exercise such right (i) until Tenant has given written notice of such default, act or omission to Lender, and (ii) unless Lender has failed, within sixty (60) days after Lender receives such notice, to cure or remedy the default, act or omission or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Lender within such sixty (60) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Instrument to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided that Lender shall with due diligence give Tenant written notice of its intention to, and shall commence and continue to, remedy such default, act or omission. If Lender cannot reasonably remedy a default, act or omission of Landlord until after Lender obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Lender secures possession of the Premises. To the extent Lender incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys’ fees and disbursements, Lender shall be subrogated to Tenant’s rights against Landlord.

(C) Notwithstanding the foregoing, Lender shall have no obligation hereunder to remedy such default, act or omission.

6. To the extent that the Lease shall entitle Tenant to notice of the existence of any mortgage and the identity of any mortgagee or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Lender.

7. Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, and subject to the terms of this Agreement, Lender shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease, and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Lender were named therein as Landlord.

Exhibit H

3

8. Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor-Landlord shall acquire title to the Property or the portion thereof containing the Premises, Successor-Landlord shall have no obligation, nor incur any liability, beyond Successor-Landlord’s then interest, if any, in the Property (including the rents, profits and proceeds therefrom), and Tenant shall look exclusively to such interest, if any, of Successor-Landlord in the Property for the payment and discharge of any obligations imposed upon Successor-Landlord hereunder or under the Lease, and Successor-Landlord is hereby released or relieved of any other liability hereunder and under the Lease. Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor-Landlord, Tenant shall look solely to the estate or interest owned by Successor-Landlord in the Property (and the rents, profits and proceeds therefrom), and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor-Landlord.

9. Notwithstanding anything to the contrary in the Lease, Tenant agrees for the benefit of Landlord and Lender that, except as permitted by, and fully in accordance with, applicable law and/or the Lease, Tenant shall not generate, store, handle, discharge or maintain in, on or about any portion of the Property, any asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including, but not limited to, pesticides and petroleum products if they are defined, determined or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated), or any judicial or administrative interpretation of any thereof, including any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments.

10. If the Lease provides that Tenant is entitled to expansion space, Successor-Landlord shall have no obligation, nor any liability, for failure to provide such expansion space if a prior landlord (including, without limitation, Landlord), by reason of a lease or leases entered into by such prior landlord with other tenants of the Property, has precluded the availability of such expansion space.

11. Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Security Instrument or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

12. (A) Tenant acknowledges and agrees that this Agreement satisfies and complies in all respects with the provisions of Section 18 and Exhibit F of the Lease, and that this Agreement supersedes (but only to the extent inconsistent with) the provisions of such Section and any other provision of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Security Instrument.

(B) Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any lender which shall succeed Lender as lender with respect to the Property, or any portion thereof, provided that such agreement is substantially similar to this Agreement.

13. (A) Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right to Tenant dependent upon notice shall take effect only after notice is so given. Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in Paragraph 5 hereof.

(B) All notices or other communications required or permitted to be given to Tenant or to Lender pursuant to the provisions of this Agreement shall be in writing and shall be deemed given only if mailed by United States registered mail, postage prepaid, or if sent by nationally recognized overnight delivery service (such as Federal Express or United States Postal Service Express Mail), addressed as follows:

to Tenant, at the following address:	Ubiquiti Networks, Inc.
2580 Orchard Parkway
San Jose, California 95131

to Lender, at the following address:	Wells Fargo Bank, N.A., as Trustee
for the Registered Holders of Deutsche Mortgage &
Asset Receiving Corporation, COMM 2006-FL12,
Commercial Mortgage
Pass-Through Certificates, Series 2006-FL12
c/o Bank of America, N.A.
Capital Markets Servicing Group
900 West Trade Street, Suite 650
Charlotte, North Carolina 28255

or to such other address or number as such party may hereafter designate by notice delivered in accordance herewith. All such notices shall be deemed given three (3) business days after delivery to the United States Post office registry clerk if given by registered mail, or on the next business day after delivery to an overnight delivery courier.

14. This Agreement may be modified only by an agreement in writing signed by the parties hereto, or their respective successors-in-interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their respective successors and assigns. The term “Lender” shall mean the then holder of the Security Instrument. The term “Landlord” shall mean the then holder of the landlord’s interest in the Lease. The term “person” shall mean an individual, joint venture, corporation, partnership, trust, limited liability company, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement, and to any amendments or modifications to the Lease which are consented to in writing by Lender. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved, to the extent of such inconsistency, in favor of this Agreement.

Exhibit H

4

15. Tenant hereby represents to Lender as follows:

(a) The Lease is in full force and effect, and has not been further amended.

(b) There has been no assignment of the Lease by Tenant or subletting of any portion of the premises demised under the Lease by Tenant.

(c) There are no oral or written agreements or understandings between Landlord and Tenant relating to the premises demised under the Lease or the Lease transaction except as set forth in the Lease.

(d) The execution of the Lease by Tenant was duly authorized and the Lease is in full force and effect, and to the best of Tenant’s knowledge there exists no default (beyond any applicable grace period) on the part of either Tenant or Landlord under the Lease.

(e) There has not been filed by or against Tenant, nor to the best of the knowledge and belief of Tenant is there threatened against Tenant, any petition under the bankruptcy laws of the United States.

(f) To the Tenant’s actual knowledge, there is no present assignment, hypothecation or pledge of the Lease or rents accruing under the Lease by Landlord, other than pursuant to the Security Instrument.

16. Whenever, from time to time, reasonably requested by Lender (but not more than three (3) times during any calendar year), Tenant shall execute and deliver to or at the direction of Lender, and without charge to Lender, one or more written certifications, in a form acceptable to Tenant, the then-current status of all of the matters set forth in Paragraph 15 above, and any other information Lender may reasonably require to confirm the current status of the Lease.

17. BOTH TENANT AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

[The remainder of this page is left intentionally blank.]

Exhibit H

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LENDER:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF DEUTSCHE MORTGAGE & ASSET RECEIVING, CORPORATION, COMM 2006-FL12, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-FL12

By:	Berkadia Commercial Mortgage, LLC, as
Master Servicer

By:	Bank of America, N.A., as Sub-Servicer

By:

Name:

Title:

TENANT

UBIQUITI NETWORKS, INC., a Delaware corporation

By:

Name:

Title:

AGREED AND CONSENTED TO:

LANDLORD:

CARR NP PROPERTIES, L.L.C., a Delaware limited liability company

By:

Name:

Title:

Exhibit H

6

STATE OF	)
) ss.
COUNTY OF	)

On the      day of                      in the year 2011 before me, the undersigned, a notary public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary
Public

[Notary Seal]	My commission expires:

STATE OF	)
) ss.
COUNTY OF	)

On the      day of                      in the year 2011 before me, the undersigned, a notary public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary
Public

[Notary Seal]	My commission expires:

Exhibit H

7

STATE OF	)
) ss.
COUNTY OF	)

On the      day of                      in the year 2011 before me, the undersigned, a notary public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary
Public

[Notary Seal]	My commission expires:

Exhibit H

8

SCHEDULE A

Legal Description of Property

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN JOSE, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

Parcel B as described in that certain Lot Line Adjustment Permit, recorded August 11, 1998 as Instrument No. 14328767, Official Records, and being more particularly described as follows:

Being all of adjusted Parcel “B” described in the Quitclaim Deed recorded July 19, 1996 in Book P423 at Page 2098, Official Records of Santa Clara County, being more particularly described as follows:

Parcel “B” as shown on that certain Parcel Map filed for record in the office of the Recorder of the County of Santa Clara, State of California on March 28, 1978 in Book 415 of Maps at Pages 40 and 41.

Together with that portion of Parcel “D” as Parcel “D” is shown on said Parcel Map filed for record in Book 415 of Maps at Pages 40 and 41, Santa Clara County Records, as said portion of land is described in Quitclaim Deed recorded July 19, 1996 in Book P423 at Page 2098, Official Records of Santa Clara County, described as follows:

BEGINNING at the most Northerly corner of said Parcel “D”, said corner being on the Southwesterly line of Trimble Road; thence along the easterly line of said Parcel “D” the following three courses: South 29° 48' 03" East 159.30 feet; thence South 4° 14' 18" West 189.49 feet; thence South 45° 45' 42" East 70.32 feet to the TRUE POINT OF BEGINNING; thence continuing along said Easterly line South 45° 45' 42" East 266.06 feet; thence South 30° 45' 42" East 62.48 feet; thence leaving said Easterly line South 59° 14' 18" West 86.11 feet; thence along a tangent curve to the right having a radius of 246.00 feet through a central angle of 38° 25' 29" for an arc length of 164.98 feet; thence North 82° 20' 13" West 4.00 feet; thence along a tangent curve to the left having a radius of 28.00 feet through a central angle of 90° 00' 00" for an arc length of 43.98 feet to a point of cusp; thence North 7° 39' 47" East 327.99 feet; thence along a tangent curve to the left having a radius of 650.00 feet through a central angle of 1° 15' 37" for an arc length of 14.30 feet to the TRUE POINT OF BEGINNING.

Together with a portion of Parcel “A”, said Parcel “A” is shown on said Parcel Map filed for record in Book 415 of Maps at Pages 40 and 41, Santa Clara County Records, as said portion of land is described in Quitclaim Deed recorded July 19, 1996 in Book P423 at Page 2098, Official Records of Santa Clara County, described as follows:

BEGINNING at the most Westerly corner of Parcel “A”, as said Parcel “A” is shown on said Parcel Map; thence along the general Northwesterly boundary of said Parcel “A” the following three (3) courses: North 59° 14' 18" East 355.43 feet; thence North 30° 45' 42" West 244.00 feet; thence North 59° 14' 18" East 4.10 feet; thence leaving said boundary, South 30° 45' 42" East 272.54 feet (which was erroneously described as 326.70 feet in the above referred to Quitclaim Deed); thence South 46° 46' 09" East 594.40 feet to a point which lies 40.00 feet, measured at right angles, Northwesterly of the most Southeasterly line of said Parcel “A”; thence along a line parallel to and 40.00 feet, measured at right angles, Northwesterly of said Southeasterly line, South 43° 13' 51" West 68.53 feet to a point of cusp on the general Southwesterly boundary of said Parcel “A”; thence along said general Southwesterly boundary on a curve to the left having a radius of 27.00 feet, the center of which bears North 46° 46' 09" West, through a central angle of 90° 00' 00", an arc length of 42.41 feet; thence continuing along said Southwesterly boundry, North 46° 46' 09" West 233.00 feet; thence along the Northwesterly prolongation of the last said course, North 46° 46' 09" West

Exhibit H

9